    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1996


                                                      REGISTRATION NO. 333-06455
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ENAMELON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              2834                             13-3669775
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

              15 KIMBALL AVENUE, YONKERS, NY 10704  (914) 237-1308
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

            DR. STEVEN R. FOX, CHAIRMAN OF THE BOARD, ENAMELON, INC.
              15 KIMBALL AVENUE, YONKERS, NY 10704  (914) 237-1308
(NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                  JACK BECKER, ESQ.                                    STEPHEN H. KAY, ESQ.
               SNOW BECKER KRAUSS P.C.                            SQUADRON, ELLENOFF, PLESENT &
                   605 THIRD AVENUE                                       SHEINFELD, LLP
               NEW YORK, NEW YORK 10158                                  551 FIFTH AVENUE
                 TEL: (212) 687-3860                                 NEW YORK, NEW YORK 10176
                 FAX: (212) 949-7052                                   TEL: (212) 661-6500
                                                                       FAX: (212) 697-6686

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                   AMOUNT TO BE        OFFERING PRICE      AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED               REGISTERED          PER SHARE(1)   OFFERING PRICE(1)  REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.......   2,300,000 Shs. (2)        $9.00          $20,700,000        $7,137.94
-----------------------------------------------------------------------------------------------------------------
Representatives' Warrants(3)........      200,000 Wts.           $10.80         $ 2,160,000         $ 744.83
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.......   200,000 Shs. (4)(5)        (6)               (6)               (6)
-----------------------------------------------------------------------------------------------------------------
     TOTAL..........................                                            $22,860,000       $7,882.77(7)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.
(2) Includes 300,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(3) Issued to the Representatives of the Underwriters.
(4) Issuable upon exercise of the Representatives' Warrants.
(5) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of anti-dilution adjustment in accordance with the terms of the Representatives' Warrants.
(6) Pursuant to Rule 457(g), no additional registration fee is required for these shares.
(7) This fee has been previously paid.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 ENAMELON, INC.

                             CROSS REFERENCE SHEET

                       ITEM NO.
                  CAPTION IN FORM S-1                        LOCATION IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Outside Front Cover Page.
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front and Outside Back Cover Pages.
  3.  Summary Information, Risk Factors and Ratio
      of Earnings To Fixed Charges...............  Prospectus Summary; Risk Factors.
  4.  Use of Proceeds............................  Use of Proceeds.
  5.  Determination of Offering Price............  Underwriting.
  6.  Dilution...................................  Dilution.
  7.  Selling Security Holders...................  *
  8.  Plan of Distribution.......................  Underwriting.
  9.  Description of Securities to be
      Registered.................................  Description of Securities.
 10.  Interest of Named Experts and Counsel......  Legal Matters; Experts.
 11.  Information with Respect to the
      Registrant.................................  Business; Business -- Properties;
                                                   Business -- Legal Proceedings; Financial
                                                   Statements; Selected Financial Data;
                                                   Management's Discussion and Analysis of
                                                   Financial Condition and Results of
                                                   Operation; Management;
                                                   Management -- Executive Compensation;
                                                   Principal Stockholders; Certain
                                                   Transactions.
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Management -- Indemnification.

---------------
* Not Applicable

     The information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 1996

                                2,000,000 SHARES
                                      LOGO

                                  COMMON STOCK

     All of the 2,000,000 shares of Common Stock offered hereby are being offered by Enamelon, Inc. (the "Company").

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial offering price will be between $7.00 and $9.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial offering price. After the offering, the Company's current directors, executive officers and principal stockholders will beneficially own approximately 52.1% of the outstanding shares of voting stock of, and will continue to control, the Company. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "ENML."

     FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 6 AND "DILUTION" COMMENCING ON PAGE 16.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                           UNDERWRITING
                                        PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                         PUBLIC           COMMISSIONS(1)         COMPANY(2)
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
-------------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Excludes five-year warrants to purchase a number of shares of Common Stock equal to 10% of the number of shares of Common Stock purchased and sold by the Underwriters (excluding over-allotments, if any), at an exercise price equal to 120% of the initial public offering price. The Company has also agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting" for a description of the foregoing and certain other arrangements between the Company and the Underwriters.

(2) Before deducting offering expenses estimated to be approximately
    $          , payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made at the offices of Rodman & Renshaw, Inc., New York, New
York, on or about             , 1996.
                            ------------------------

RODMAN & RENSHAW, INC.                                      GKN SECURITIES CORP.

               The date of this Prospectus is             , 1996

TWO DIAGRAMS OF A TOOTH DESCRIBING THE DEMINERALIZATION PROCESS AND ENHANCED REMINERALIZATION RESULTING FROM USE OF ENAMELON FLUORIDE TOOTHPASTE.




     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     Enamelon(TM) is a trademark of the Company. Certain other trademarks of the Company and other companies, including ENAMELINE(TM), Crest(R), Colgate(R), Aquafresh(R), Mentadent(R), Arm & Hammer Dental Care(R) and Sensodyne(R), are used in this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein assumes (i) the automatic conversion of 558,399 shares of Series A Preferred Stock into 558,399 shares of Common Stock upon completion of this offering, (ii) an initial public offering price of $8.00 per share, the midpoint of the range set forth on the cover page of this Prospectus and (iii) no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors." See the "Glossary" appearing on page 45 of this Prospectus for the definitions of certain terms used herein.

                                  THE COMPANY

     Enamelon, Inc. is focused on developing and marketing over-the-counter oral care products based on proprietary formulations and technologies. The Company's products are intended to stop cavities before they begin. Its prototype formulations have been proven scientifically in animal and in vitro studies conducted by the Company to strengthen tooth enamel. Enamelon toothpaste will be based on the active ingredient sodium fluoride in a formulation that enhances tooth "remineralization," whereby minerals, such as calcium and phosphate, are reintroduced into tooth enamel. Toothpaste product development and required testing are expected to be completed by the end of 1996, and the Company plans to introduce an all-family toothpaste into test markets, consisting of approximately 5% of United States households, in the early part of 1997. The Company currently expects to begin a national roll-out of its toothpaste product in the first half of 1998.

     On a daily basis, teeth lose small amounts of calcium and phosphate, the major structural ingredients of tooth enamel. This "demineralization" process is caused by plaque acids produced during the bacterial breakdown of sugars in the mouth. These acids dissolve the enamel, producing lesions. As this process continues, the mineral structure gradually is destroyed, eventually forming a dental cavity, which can only be repaired by a dentist.

     Enamelon toothpaste will simultaneously supply the active ingredient sodium fluoride and high concentrations of ions of the inactive ingredients calcium and phosphate in soluble form during brushing. The Company's in vitro studies have demonstrated that prototype formulations of Enamelon toothpaste enhance remineralization with a higher level of fluoride uptake, and were shown to strengthen and harden tooth structure to a significantly greater degree than prevailing industry standards. This makes the tooth less soluble and more resistant to attacks by acids from decay-causing bacteria. Additionally, animal studies of prototype formulations conducted by the Company have shown that enhanced remineralization reduced the incidence of lesions to a significantly greater degree than prevailing industry standards. The Company has begun to conduct human clinical studies, which are intended to confirm efficacy in humans and begin to establish additional advertising claims, including comparative claims.

     Based on the Company's studies to date, it believes that with each application of its proposed products, teeth will become stronger and more resistant to decay. The Company believes that human clinical studies will show that its toothpaste enhances the tooth remineralization process to a greater degree than currently available products and that this will represent one of the most significant advances in personal dental care since the introduction of mass-marketed fluoride dental products in the early 1960's.

     The worldwide toothpaste market is estimated to exceed $5.0 billion in annual retail sales. Annual toothpaste sales in the United States are expected to be $1.7 billion in 1996 and are projected to reach $2.0 billion by the turn of the century. Over the last five years, the toothpaste market has become segmented as new, premium-priced products offering benefits such as tartar control or whitening or containing ingredients such as baking soda have steadily attracted consumers away from older, mature products.

     The Company holds licenses from the American Dental Association Health Foundation (the "ADAHF") to use patented and patent pending technologies (the "ADAHF Patented Technology") relating to a method for oral use of various amorphous calcium phosphate compounds that enhance the natural activity of fluoride to prevent tooth decay. The ADAHF has granted the Company (i) exclusive worldwide licenses to develop, manufacture and market toothpaste, chewing gum, food and confectionery products using the ADAHF Patented Technology and (ii) a non-exclusive international license covering products not covered by the Company's exclusive licenses (including oral spray, mouth rinse and professional gel products) using the ADAHF Patented Technology. The Company's international license is co-extensive with a non-exclusive international license granted to SmithKline Beecham Corp. ("SmithKline"), which also obtained from the ADAHF an exclusive United States license covering products not covered by the Company's exclusive licenses. The Company will be required to pay the ADAHF royalties under these license agreements of 4% of net domestic sales and 7% of net international sales (4% if sales are made through a joint venture), subject to a minimum annual royalty of $7,000 under the domestic license agreement. Provided that the Company satisfies such minimum royalty and certain sales requirements, the licenses and any exclusivity thereunder will continue with respect to each such patent until its expiration.

     The Company has developed additional proprietary technologies relating to prevention of tooth decay before it begins and has five United States patent applications pending with respect to certain of those technologies (the "Enamelon Proprietary Technology").

     The Company's objective is to become a leading niche marketer of a variety of oral care, chewing gum, food and confectionery products based on the ADAHF Patented Technology and/or Enamelon Proprietary Technology. The Company's strategic plan for accomplishing this objective is to (i) complete development of and begin to market its proposed toothpaste products with sodium fluoride as the sole active ingredient in compliance with the Food and Drug Administration requirements, (ii) conduct further product testing to confirm efficacy in humans and begin to establish additional advertising claims, including comparative claims, (iii) collaborate with corporate partners in certain other product areas and international markets and (iv) capitalize on additional commercial applications of both the ADAHF Patented Technology and the Enamelon Proprietary Technology.

     The Company was incorporated in Delaware in June 1992. The Company's executive offices are located at 15 Kimball Avenue, Yonkers, New York, 10704, and its telephone number is (914) 237-1308.

                                  THE OFFERING

Common Stock Offered by the Company.................  2,000,000 shares
Common Stock to be Outstanding After the Offering...
                                                      7,200,378 shares (1)
Use of Proceeds.....................................
                                                      For marketing, research and
                                                      development, purchase of manufacturing
                                                      equipment, working capital and general
                                                      corporate purposes.
Risk Factors and Dilution...........................
                                                      Prospective investors should carefully
                                                      consider the matters set forth under
                                                      the captions "Risk Factors" and
                                                      "Dilution." An investment in the shares
                                                      of Common Stock offered hereby involves
                                                      a high degree of risk and immediate and
                                                      substantial dilution.
Nasdaq National Market Symbol.......................
                                                      "ENML"

---------------
(1) Excludes an aggregate of 2,510,652 shares of Common Stock reserved for future issuance under the Company's 1993 Stock Option Plan (the "Plan") and reserved for issuance pursuant to outstanding options and warrants. See "Shares Eligible for Future Sale" and "Underwriting."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        JUNE 9, 1992                                     SIX MONTHS
                                       (INCEPTION) TO     YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                        DECEMBER 31,     -------------------------    ----------------
                                            1992         1993     1994      1995      1995      1996
                                       --------------    -----    -----    -------    -----    -------
SELECTED STATEMENT OF OPERATIONS
  DATA:
  Total expenses.....................       $ 37         $ 311    $ 536    $ 1,081    $ 463    $ 1,085
  Other income (charges).............         --            14     (263)        20        1         68
                                           -----         ------   ------   --------   ------    ------
  Net loss...........................       $(37)        $(297)   $(799)   $(1,061)   $(462)   $(1,017)
                                           =====         ======   ======   ========   ======    ======
SELECTED PER SHARE DATA:
  Net loss per share(1)..............                                      $ (0.20)            $ (0.18)
                                                                           -------             -------
                                                                           -------             -------
  Weighted average shares
     outstanding.....................                                        5,328               5,511

                                                                                AT JUNE 30, 1996
                                                                             -----------------------
                                                         AT DECEMBER 31,                PRO FORMA AS
                                                              1995           ACTUAL     ADJUSTED(2)
                                                         ---------------     ------     ------------
SELECTED BALANCE SHEET DATA:
  Working capital......................................      $ 1,628         $2,132       $ 16,412
  Total assets.........................................        2,041          3,123         17,403
  Redeemable preferred stock...........................           --          1,904             --
  Stockholders' equity.................................        1,867            877         17,061

---------------
(1) Earnings per share are presented for 1995 and the six months ended June 30, 1996 on a pro forma basis to reflect the automatic conversion of 558,399 shares of Series A Preferred Stock as if it occurred on January 1, 1995. Earnings per share are not presented for prior periods since the Company does not believe historical earnings per share are meaningful as a result of changes in the Company's capital structure following the completion of this offering. See "Financial Statements."

(2) As adjusted to reflect the pro forma effect of (i) the automatic conversion of 558,399 shares of Series A Preferred Stock and (ii) the consummation of this offering and the application of the estimated net proceeds thereof. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution and should only be made by persons who can afford a loss of their entire investment. In evaluating an investment in the Common Stock being offered hereby, investors should consider carefully, among other matters, the following risk factors, as well as the other information contained in this Prospectus.

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, as well as in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company has a limited history of operations, and has accumulated net losses from inception in June 1992 through June 30, 1996, of approximately $3.2 million. Losses have resulted principally from costs incurred in research and development in connection with the ADAHF Patented Technology and/or the Enamelon Proprietary Technology (together, the "Enamelon Technologies") and from general and administrative costs. To date, the Company has neither commenced any product commercialization nor realized any operating revenues. The Company expects to continue to incur operating losses at least through 1998, principally as a result of expenses of ongoing clinical testing and anticipated marketing and manufacturing expenses associated with the introduction of Enamelon toothpaste. There can be no assurance that the Company will ever generate revenues or achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON SUCCESSFUL DEVELOPMENT OF INITIAL PRODUCT

     The Company is dependent to a large extent on the success of its proposed toothpaste, which is being tested at a number of sites as well as at the Company's laboratory. Results of in vitro and animal studies are not necessarily indicative of results that will be obtained in human clinical trials. Adverse or inconclusive clinical trial results concerning any of the Company's product formulations could significantly delay the marketing of such products or result in the limitation of the Company's potential product claims. In such event, further studies may have to be conducted by the Company. There can be no assurance that safe and effective commercially viable products can ever be developed by the Company, or that if they are developed, they can be produced in a timely manner, can be manufactured economically on a large scale, can be free from governmental and competitive challenges, and can achieve and sustain market acceptance. See "Use of Proceeds" and "Business -- Products."

UNCERTAINTY OF CONSUMER ACCEPTANCE OF ENAMELON PRODUCTS

     The Company will be dependent upon consumer acceptance of the Enamelon toothpaste as an alternative to current well known brand name toothpastes. Market acceptance will depend, in part, on the Company's ability to demonstrate to consumers the effectiveness of its products. There can be no assurance that clinical studies will support the Company's anticipated advertising claims, that the Company will be able to market its toothpaste successfully or that future products, if any, will be accepted in the marketplace. See "Business -- Marketing."

UNCERTAINTIES RELATED TO DEVELOPMENT OF ADDITIONAL PRODUCTS

     The Company has focused its product development efforts to date on toothpaste using the Enamelon Technologies. Accordingly, the Company will require significant additional efforts to develop other products utilizing the Enamelon Technologies. Any such future product development efforts are subject to certain risks and may not succeed. These risks include, but are not limited to, the possibility that (i) new products will be found ineffective or unsafe, (ii) even if safe and effective, they will be difficult to develop into commercially viable products or to manufacture economically on a large scale, free of governmental or competitive challenges and (iii) any such products will fail to achieve and sustain market acceptance. Therefore, there is substantial risk that the Company's product development efforts will not be successful. See "Business -- Strategy" and "-- Products."

COMPETITION

     Competition in toothpaste products, as well as in chewing gum, food and confectionery products, is intense. The Company's primary competitors include companies with substantially greater financial, technological, marketing, personnel and research and development resources than those of the Company. There can be no assurance that the Company will be able to compete successfully in these markets. The Company's toothpaste products will compete with other brand name toothpastes including Crest, Colgate, Aquafresh, Mentadent, Arm & Hammer Dental Care and Sensodyne. Further, new products or future developments by others may provide therapeutic or cost advantages over the Company's proposed products. There can be no assurance that developments by others of similar or more effective products will not render the Company's products or technologies noncompetitive or obsolete or that competitors will not challenge the validity of the Company's patent rights. Since the Company's proposed products will be new to the market and sold in competition with the products of companies with greater financial and other resources, there can be no assurance that a market for the Company's proposed products will develop.

     The Company's non-exclusive license to market products not covered by its exclusive licenses (including oral sprays, mouth rinses, and professional gels) outside of the United States is co-extensive with a license granted to SmithKline, which has financial and other resources that are substantially greater than those of the Company. Therefore, it is likely that the Company will not be able to compete with SmithKline for the sale of those products outside of the United States unless the Company enters into strategic alliances with other companies having financial and other resources comparable to those of SmithKline. However, there can be no assurance that the Company will be able to successfully market products covered by its non-exclusive license, even if it is able to form such alliances. See "Risk Factors -- Uncertain Ability to Protect Patents," "Business -- Competition" and "-- ADAHF Patents and Licenses."

COMPLIANCE WITH THE MONOGRAPH

     The Company's products are subject to regulation by the Food and Drug Administration (the "FDA"). The FDA has published a final monograph, Anticaries Drug Products for Over-the-Counter Human Use (the "Monograph"), for over-the-counter anticaries drug products, the category of non-prescription drug products that includes the Company's proposed oral care products. The Monograph establishes conditions under which over-the-counter drug products that aid in the prevention of tooth decay generally are recognized as being safe and effective and not misbranded. The Company's products may be lawfully marketed without being required to file a New Drug Application (an "NDA") with the FDA if they use as their sole active ingredient one of the active ingredients permitted in the Monograph and only make labeling claims permitted in the Monograph. The Company's proposed products are being developed with the sole active ingredient being sodium fluoride, an active ingredient permitted under the Monograph, and the Company intends to comply with the Monograph in all other respects. However, there can be no assurance that the FDA will determine that the Company's proposed products meet all of the conditions of the Monograph. The Company will be limited in the claims it can make with respect to its products in order to remain in compliance with the Monograph. The Company's inability to market its proposed toothpaste products under the Monograph would have a material adverse effect on the Company. See "Business -- Government Regulation."

     In order to market its proposed products other than in compliance with the Monograph, the Company would be required to file an NDA. An NDA would require substantial testing procedures which are costly and time consuming. Accordingly, the Company's ability to sell its proposed products in the United States could be delayed for an indefinite period of time. Further, the Company may not have sufficient financial or other resources available to complete the NDA process and assuming such financial and other resources are available, there is no assurance that the FDA would approve the Company's NDA, if one were necessary. See "Business -- Government Regulation."

COMPLETION OF TOOTHPASTE DEVELOPMENT

     The Company is presently in the final phase of development of Enamelon toothpaste to comply with the Monograph, including finalizing the product's flavor and texture and confirming its stability. In order to market Enamelon toothpaste under the Monograph, the Company will be required to conduct an "animal caries" study and either a "fluoride uptake" study or an "enamel solubility reduction" study. The Company expects to complete development of Enamelon toothpaste and the studies required to market it under the Monograph by the end of 1996 so that it can begin initial test marketing in the early part of 1997. There can be no assurance, however, that completion of product development and required studies will occur when scheduled or that the results of the required studies will satisfy the requirements of the Monograph.

SUBSTANTIATION OF ADDITIONAL ADVERTISING CLAIMS

     The Company intends to continue to conduct human clinical studies, which are intended to confirm efficacy in humans and begin to establish additional advertising claims. The Company believes that these advertising claims will distinguish Enamelon toothpaste from competitors and give the Company a competitive advantage. However, there can be no assurance that the results of the human clinical studies will substantiate the anticipated advertising claims. In that event, the Company may be required to conduct additional human clinical studies, delay the national roll-out of Enamelon toothpaste, or change its marketing strategy.

COMPLIANCE WITH OTHER GOVERNMENT REGULATION

     In addition to regulation by the FDA under the Monograph, the Company is subject to additional FDA regulation as well as regulation under various other federal and state laws and agencies. Each domestic drug product manufacturing facility must be registered with the FDA, and each manufacturer must inform the FDA of every drug product it has in commercial distribution and keep such list updated. Domestic manufacturing facilities are also subject to at least biannual inspection by the FDA for compliance with Good Manufacturing Practice ("GMP") regulations promulgated by the FDA. Compliance with GMP regulations is required at all times during the manufacture and processing of drug products. Accordingly, to the extent that the Company utilizes contract manufacturers, such manufacturers must be in compliance with all FDA requirements. If such manufacturer is not in compliance with GMP, the FDA could bring an action to enforce its regulations which could lead to closing such manufacturing facility. In that instance, the Company would be required to contract with another manufacturer on terms less favorable to the Company and the sales and marketing of its products could be disrupted. See "Business -- Manufacturing," "-- Government Regulation" and "Risk Factors -- Dependence on Others to Manufacture."

     Both the Company's products and its product claims may be challenged by the Company's competitors or by the Federal Trade Commission (the "FTC") or other governmental or private agencies. Such challenges may include an assertion that the data obtained by the Company to substantiate the Company's advertising claims may be inadequate or that such claims are inaccurate. There can be no assurance that the Company will successfully defend any challenge in this area, or be able to modify its products or the claims with respect thereto to such an extent that the products remain commercially viable. If the Company is unable to defend such claims, it may become subject to an FTC cease and desist order, which could impair its ability to market its products.

     The laws and regulations administered by governmental agencies are subject to change and varying interpretations. While the Company intends to use its best efforts to comply with relevant laws and regulations, no assurance can be given that an agency might not assert a claim of noncompliance against the Company in the future. Unanticipated changes in laws or adverse interpretations of regulations could materially jeopardize the Company's ability to distribute its products or engage in its contemplated business activities.

     The marketing of the Company's proposed products abroad will be subject to significant regulation by foreign cosmetic and/or drug regulatory agencies. No assurance can be given that the Company will be granted approval to market its proposed products in foreign countries, and the failure to obtain such required approvals would have a material adverse effect on the Company's ability to market its products internationally. See "Business -- Government Regulation."

DEPENDENCE ON LICENSING AGREEMENTS

     Since the Company considers the ADAHF Patented Technology to be a key element in its product development, the Company's license agreements with the ADAHF are material to the Company's business. If sales of the Company's products do not generate royalties of at least $17,000 during the last year of any exclusivity period under the Company's exclusive licenses, then the Company will not be entitled to renew the period of exclusivity and the ADAHF will be entitled to license the ADAHF Patented Technology to the Company's competitors. Furthermore, if the Company fails to pay the minimum royalties required under the license agreements or otherwise breaches such agreements, then the ADAHF will be entitled to terminate the agreements. In that event, the Company would be unable to use the ADAHF Patented Technology, which would have a material adverse effect on the ability of the Company to develop, manufacture and sell its products, or even to continue in business. See "Business -- ADAHF Patents and Licenses."

UNCERTAIN ABILITY TO PROTECT PATENTS

     The Company's ability to compete effectively depends on its success in protecting its proprietary technology, both in the United States and abroad. No assurance can be given that the Company's patent protection within and/or outside of the United States is sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing the Enamelon Technologies.

     The United States patents and the pending United States and foreign patent applications covering the ADAHF Patented Technology (the "ADAHF Patent Rights") and the Company's pending patent applications (the "Enamelon Patent Rights") (collectively with the ADAHF Patent Rights, the "Patent Rights") are material to the Company's business. No assurance can be given that any further patents will be issued from the United States or foreign patent offices for the Patent Rights or that the Company will receive any patents in the future based on its continued development efforts. The Company believes that the protection afforded by the Patent Rights is material to its future revenues and earnings. There can be no assurance that any of the Patent Rights will be found to be valid or that any of the Patent Rights will be enforceable or prevent others from developing and marketing competitive products or methods. A successful challenge to the validity of the Patent Rights would have a material adverse effect on the Company, and could jeopardize its ability to engage in its contemplated business. An infringement action on behalf of the Company may require the diversion of substantial funds from the Company's operations and may require management to expend efforts that might otherwise be devoted to the Company's operations. Furthermore, there can be no assurance that the Company will be successful in enforcing the Patent Rights. See "Risk Factors -- Competition."

     There can be no assurance that patent infringement claims in the United States or in other countries will not be asserted against the Company by a competitor or others, and if asserted, that the Company will be successful in defending against such claims. In the event one of the Company's proposed products is adjudged to infringe patents of others with the likely consequence of a damage award, the Company or any sublicensee may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, in the event a license is not offered, the Company might be required to redesign those aspects of the product held to infringe so as to avoid infringement. In such case, any redesign efforts undertaken by the Company could require significant expense, necessitate an FDA review, delay the introduction or the re-introduction of the Company's products into certain markets, or be so significant as to be impractical. See
"Business -- ADAHF Patents and Licenses."

PROTECTION OF PROPRIETARY TECHNOLOGY AND INFORMATION

     The Company also intends to rely on trade secrets, know-how and continuing technological advancement to establish and maintain a competitive position in the market for its products. Although the Company has entered into confidentiality and invention agreements with its employees and consultants, no assurance can be given that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how.

EVOLVING PRODUCT FORMULATIONS

     The Company expects that its toothpaste and other product formulations will be modified from time to time as a result of the Company's ongoing research and product testing programs. As a result of such modifications, products that the Company produces in the future may differ from those that were the subject of earlier research and testing. Therefore, the research studies conducted to date and relied upon by the Company for efficacy and claims substantiation, as well as the Patent Rights obtained at this time, might not necessarily be applicable to the Company's future product formulations. In that event, the Company may be required to make significant additional expenditures on development and testing of these new formulations. Furthermore, there can be no assurance that future product formulations will comply with the Monograph, that the Company will not be required to file an NDA, or that any products using such formulations will be commercially viable. See "Business -- Research and Development" and "-- ADAHF Patents and Licenses."

LIMITED MARKETING CAPABILITY

     The Company has limited marketing capabilities and resources. Achieving market penetration will require significant efforts by the Company to create awareness of, and demand for, its proposed products. Accordingly, the Company's ability to build its customer base will be dependent on its marketing efforts, including its ability to establish an effective internal sales organization or establish strategic marketing arrangements with other companies. The failure by the Company to develop successfully its marketing capabilities, both internally and through wholesalers and brokers, would have a material adverse effect on the Company's business. Further, there can be no assurance that the development of such marketing capabilities will lead to sales of the Company's proposed products. The Company will be limited in the claims it can make with respect to its products in order to remain in compliance with the Monograph. See "Use of Proceeds," "Business -- Marketing" and "Risk Factors -- Compliance with the Monograph."

DEPENDENCE ON OTHERS TO MANUFACTURE

     The Company currently has limited manufacturing capability. The Company does not intend to manufacture its toothpaste products for the United States market at the outset, but will instead utilize contract manufacturers. The Company currently does not have a written contract with a production manufacturer, although it is negotiating with an FDA-approved manufacturer and intends to enter into a written agreement with such manufacturer prior to commencement of pilot manufacturing. Nevertheless, there can be no assurance that if the initial manufacturer becomes unavailable, the Company will be able to retain another qualified manufacturer on terms favorable to the Company. For the balance of the worldwide toothpaste markets, as well as for the Company's other proposed products, the Company may seek to sublicense or enter into joint ventures or strategic partnerships with major consumer product companies or other entities on either an exclusive or non-exclusive basis. Manufacturing arrangements in these markets are likely to be encompassed in any agreements establishing such relationships and may place primary manufacturing responsibility on others. The Company has no plan, agreement, understanding or arrangement with respect to such relationships, and no assurance can be given that any will be entered into.

     The Company's dependence upon others for the manufacture of its products may adversely affect its future profit margins, if any, and may affect the Company's ability to sell its proposed products on a timely and competitive basis. See "Risk Factors -- Compliance with Other Government Regulation" and "Business -- Manufacturing."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company's cash requirements may vary materially from those now planned depending on numerous factors, including the status of the Company's marketing efforts, the Company's business development activities, the results of clinical trials, the regulatory process and competition. The Company currently estimates that the net proceeds of this offering, together with its projected cash flow from operations, if any, will be sufficient to finance its working capital and other requirements for a period of approximately 18 months from the date of this Prospectus. Thereafter, or sooner if conditions make it necessary, the Company may need to raise additional funds through public or private financings, including equity financings which may be dilutive to stockholders. There can be no assurance that the Company will be able to raise additional funds if its capital resources are exhausted, or that funds will be available on terms attractive to the Company or at all. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate the commercial introduction of Enamelon toothpaste and otherwise reduce materially its proposed operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT LIABILITY

     The sale of any over-the-counter consumer product may result in claims of adverse reactions by users. Although the Company has no intention of marketing any product without reasonable belief in its safety and efficacy when used in accordance with its instructions, misuse of the Company's products may result in consumer injury. In addition, future developments, including possible adverse medical studies and associated negative publicity, could have a material adverse impact on the market for the Company's products and on its results of operations. Further, the Company may be subject to certain consumer claims and informal complaints relating to its products which are incidental and routine to its business and for which the Company intends to maintain insurance coverage.

     Product liability insurance coverage is expensive and subject to many exclusions, and there can be no assurance that the Company will be able to obtain such insurance coverage in sufficient amounts or on favorable terms. Exclusions or damage limitations may render any insurance coverage obtained insufficient to protect the Company adequately from the successful assertion of a product liability claim. The Company currently maintains product liability insurance of $6.0 million per claim and $7.0 million in the aggregate on a "per occurrence" basis. There can be no assurance that the Company's present or future insurance coverage will be sufficient to satisfy product liability claims, if any, made against the Company with respect to injuries arising from the use of such products. In the event of a successful product liability claim against the Company, the insufficiency of insurance coverage and the negative publicity from such a suit could have a material adverse effect on the Company and jeopardize its ability to engage in its contemplated business activities. There also can be no assurance that the Company will be able to increase such insurance coverage or to maintain such coverage on acceptable terms. If the Company's insurance coverage were to lapse or be terminated, then the Company would have no insurance coverage for claims arising subsequent to the lapse or termination of the policy. Product liability claims successfully asserted for claims arising after the lapse or termination of the policy could have a materially adverse effect on the Company. See "Business -- Liability Insurance."

DEPENDENCE ON KEY PERSONNEL

     The success of the Company will be largely dependent upon the personal efforts of Dr. Steven R. Fox, D. Brooks Cole, Norman Usen, and Anthony E. Winston. The loss of the services of any of such persons could have a material adverse effect on the Company's business and prospects. The Company has entered into a five-year employment agreement with Dr. Fox as Chairman of the Board and Chief Executive Officer. Notwithstanding, Dr. Fox currently continues to practice dentistry on a part-time basis. The Company has entered into an employment agreement with Mr. Cole as President and Chief Operating Officer pursuant to which Mr. Cole serves at the pleasure of the Board of Directors. Although the Company has entered into employment agreements with each of the aforementioned individuals, there can be no assurance that the Company will be able to retain their services. The success of the Company will also be dependent upon its ability to hire and retain additional qualified management, marketing and financial personnel. The Company will compete with other companies with greater financial and other resources for such personnel. See "Management -- Employment and Consulting Agreements."

CONTROL BY PRINCIPAL STOCKHOLDERS

     After this offering, the Company's directors, executive officers and principal stockholders will beneficially own approximately 52.1% of the Company's Common Stock (approximately 50.3% if the Underwriters' over-allotment option is exercised in full). Consequently, they will have the ability to elect all of the Company's directors and to control the outcome of all other issues submitted to the Company's stockholders and direction of the day-to-day affairs of the Company. See "Principal Stockholders."

ABSENCE OF PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE

     Prior to this offering, there has been no public trading market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue following the offering. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the Representatives (as defined herein) of the Underwriters and may not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value, and should not be considered indicative of the price at which the Common Stock will trade after completion of the offering. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. See "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

     Trading volume and prices for the Common Stock could be subject to wide fluctuations in response to quarterly variations in operations, financial results, announcements with respect to sales and earnings, technological innovations, new product developments, the sale or attempted sale of a large amount of securities in the public market, and other events or factors which cannot be foreseen or predicted by the Company. In addition, various factors affecting consumer products companies, as well as price and volume volatility affecting small and emerging growth companies generally, but not necessarily related to their particular operating performance, may have a significant impact on the market price of the Common Stock.

IMMEDIATE SUBSTANTIAL DILUTION

     The Company's present stockholders acquired their shares of the Company's Common Stock at costs substantially below the anticipated offering price of the Common Stock to be sold in this offering. Therefore, investors purchasing Common Stock in this offering will incur an immediate and substantial dilution in net tangible book value per share of $5.66. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, could have an adverse effect on the price of the shares of Common Stock. Upon completion of this offering, the Company will have 7,200,378 shares of Common Stock outstanding (7,500,378 shares if the Underwriters' over-allotment option is exercised in full). In addition, the Company has reserved for issuance (i) 1,233,806 shares upon exercise of options granted under the Plan, (ii) 266,194 shares upon exercise of options to be granted under the Plan and (iii) 1,010,652 shares upon exercise of outstanding warrants, including up to 200,000 shares issuable upon exercise of the warrants to be issued to the Representatives.

     The 2,000,000 shares of Common Stock offered hereby (2,300,000 if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144. The remaining 5,200,378 outstanding shares of Common Stock will be "restricted securities," as that term is defined in Rule 144, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including exemptions provided by Rule 144. Approximately 3,785,000 of such shares will be eligible for resale under Rule 144 commencing no later than 90 days following the completion of this offering. The remaining shares will become eligible for resale under Rule 144 between May 1997 through January 1998. In addition, holders of 211,875 shares of Common Stock and warrants to purchase 152,814 shares of Common Stock at $1.33 per share have piggyback registration rights exercisable until June 30, 1997, and holders of Series A Preferred Stock convertible into 558,399 shares of Common Stock and warrants to purchase an additional 506,250 shares of Common Stock at $5.75 per share (the "Series A Preferred Stockholders") have three demand registration rights commencing six months from the date of this Prospectus exercisable for a period of five years after the date of this Prospectus, and unlimited piggyback registration rights exercisable until January 23, 2003 (subject to certain limitations). Such piggyback registration rights have been waived in connection with this offering. No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the future sale of its equity securities. The Company, its officers, directors, stockholders beneficially owning 5% or more of the Common Stock and certain Series A Preferred Stockholders holding an aggregate of 3,518,536 shares have agreed, for a period of 180 days from the date of this Prospectus, not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company, without the prior written consent of the Representatives. In addition, such individuals having the right to acquire an aggregate of 1,342,402 shares issuable upon the exercise of options or warrants have agreed to the same restrictions on disposition. See "Principal Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

ISSUANCE OF PREFERRED STOCK; ANTITAKEOVER PROVISIONS OF DELAWARE LAW

     The Company's Amended Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without obtaining stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in the control of the Company. Certain provisions of Delaware law may also discourage third party attempts to acquire control of the Company. See "Description of Securities."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 2,000,000 shares of Common Stock offered hereby are estimated to be approximately $14.3 million ($16.5 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated expenses of the offering payable by the Company.

     The Company intends to use approximately $4.0 million of the net proceeds for the anticipated initial marketing costs of its proposed toothpaste products and approximately $4.0 million to fund additional research and development to improve the efficacy of, and provide claims substantiation for, the Company's proposed products. An additional $2.0 million of the net proceeds will be used to purchase manufacturing equipment for the production of the Company's patent pending, split system toothpaste tube and for high speed tube filling equipment. The balance of the net proceeds will be used for working capital and other general corporate purposes, which may include the acquisition of products or businesses that are compatible with the Company's existing business or the financing of joint ventures or license agreements to market its products. If the Underwriters exercise the over-allotment option in full, the Company will realize additional net proceeds, which will be added to the Company's working capital.

     The foregoing represents the Company's best estimate of its allocation of the net proceeds from the sale of the Common Stock offered hereby based upon the current state of its business operations, its current plans and current economic and industry conditions and is subject to reallocation among the categories listed above. The amounts and timing of actual expenditures will depend on numerous factors, including the status of the Company's marketing efforts, the availability of alternative financing for the acquisition of manufacturing equipment, the Company's business development activities, the results of clinical trials, the regulatory process and competition. If the Company's initial marketing efforts do not achieve their anticipated results, then test marketing activities would be extended and the planned national expansion would be delayed, requiring additional proceeds to be allocated to marketing. If the Company is able to procure lease or debt financing for its equipment purchases, then additional proceeds will become available for marketing and research and development. The Company intends to review, from time to time, potential opportunities to enter into joint ventures or licensing relationships with respect to products using the Enamelon Technologies. The Company may, therefore, use a portion of the net proceeds to finance joint ventures or enter into license arrangements, although the Company has no agreements or understandings and is not involved in any negotiation with respect to any such transactions.

     The Company believes that the net proceeds of this offering together with its projected cash flow from operations, if any, will be sufficient to finance its working capital and other requirements for a period of approximately 18 months from the date of this Prospectus. Pending the aforementioned uses, the net proceeds from this offering will be invested in interest-bearing government securities or short-term, investment grade securities.

                                DIVIDEND POLICY

     The Company has not paid any dividends on its Common Stock since its inception and for the foreseeable future intends to follow a policy of retaining all of its earnings, if any, to finance the development and continued expansion of its business. There can be no assurance that dividends will ever be paid by the Company. Any future determination as to payment of dividends will depend upon the Company's financial condition, results of operations and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996, and the pro forma effects of adjustments to reflect transactions contemplated by this offering. This table should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                                                                      AT JUNE 30, 1996
                                                    ----------------------------------------------------
                                                                                            PRO FORMA
                                                        ACTUAL          PRO FORMA(3)      AS ADJUSTED(4)
                                                    --------------     --------------     --------------
                                                                       (IN THOUSANDS)
Redeemable preferred stock:
     $0.01 par value, 827,250 shares authorized;
       and 268,851 pro forma and pro forma as
       adjusted; 558,399 issued and outstanding;
       and no shares pro forma and pro forma as
       adjusted(1)................................     $  1,904           $     --           $     --
Stockholders' equity:
  Preferred stock, $0.01 par value, 4,172,750
     shares authorized; no shares issued and
     outstanding; and no shares pro forma and pro
     forma as adjusted............................           --                 --                 --
  Common stock, $0.001 par value, 20,000,000
     shares authorized; 4,641,979 issued and
     outstanding; 5,200,378 pro forma; and
     7,200,378 pro forma as adjusted(2)...........            5                  5                  7
  Additional paid-in capital......................        4,083              5,986             20,264
  Accumulated deficit.............................       (3,210)            (3,210)            (3,210)
                                                     ----------        -------- --        -------- --
Total stockholders' equity........................          877              2,781             17,061
                                                     ----------        -------- --        -------- --
     Total capitalization.........................     $  2,781           $  2,781           $ 17,061
                                                     ==========         ==========         ==========

---------------
Note: Numbers may not add due to rounding.

(1) See "Description of Securities."

(2) Excludes an aggregate of 2,510,652 shares, consisting of (i) 1,233,806 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Plan, (ii) 266,194 shares of Common Stock reserved for future issuance under the Plan, (iii) 810,652 shares of Common Stock reserved for issuance upon exercise of outstanding warrants and (iv) 200,000 shares of Common Stock reserved for issuance upon exercise of warrants to be issued to the Representatives of the Underwriters upon completion of this offering. See "Shares Eligible for Future Sale" and "Underwriting."

(3) As adjusted to reflect the automatic conversion of 558,399 shares of Series A Preferred Stock into the equivalent number of shares of common stock.

(4) As adjusted to reflect the consummation of this offering and the application of the net proceeds in the manner set forth under the caption "Use of Proceeds."

                                    DILUTION

     The pro forma net tangible book value of the Company's Common Stock at June 30, 1996, after giving effect to the conversion of 558,399 shares of Series A Preferred Stock, was approximately $2.3 million, or $0.44 per share of Common Stock. Net tangible book value per share is equal to the total tangible assets of the Company less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 2,000,000 shares of Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses, excluding deferred offering costs of approximately $0.3 million at June 30, 1996), the adjusted pro forma net tangible book value of the Company at June 30, 1996 would have been approximately $16.9 million, or $2.34 per share, representing an immediate increase in net tangible book value of $1.90 per share to existing stockholders and an immediate dilution in net tangible book value of $5.66 per share, or 70.8% to investors purchasing shares at the assumed initial public offering price ("New Investors"). The following table illustrates the per share dilution to New Investors:

    Assumed initial public offering price per share......................            $8.00
    Pro forma net tangible book value per share before this offering.....  $0.44
    Increase in net tangible book value per share attributable to New
      Investors..........................................................   1.90
                                                                           -----
    As adjusted, net tangible book value per share as of June 30, 1996,
      after this offering................................................             2.34
                                                                                     -----
    Dilution in net tangible book value to New Investors.................            $5.66
                                                                                     =====

     If the Underwriters' over-allotment option is exercised in full, the net tangible book value per share of Common Stock after this offering would be $2.54 per share, which would result in dilution to New Investors of $5.46 (or 68.3%) per share of Common Stock.

     The following table summarizes at June 30, 1996, the total consideration paid and the average price paid per share of Common Stock by existing stockholders and New Investors (before deducting the underwriting discount and the other offering expenses payable by the Company):

                                      COMMON STOCK
                                        ACQUIRED              TOTAL CONSIDERATION
                                  ---------------------     -----------------------     AVERAGE PRICE
                                   NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                  ---------     -------     -----------     -------     -------------
    Existing stockholders.......  5,200,378       72.2%     $ 5,991,384       27.2%         $1.15
    New Investors...............  2,000,000       27.8       16,000,000       72.8           8.00
                                  ---------     ------      -----------     ------
      Total.....................  7,200,378      100.0%     $21,991,384      100.0%
                                  =========     ======      ===========     ======

     The foregoing table excludes the exercise of all outstanding warrants and stock options. To the extent that any existing warrants or options granted or to be granted are exercised in the future below the offering price, there will be further dilution to New Investors. See "Management -- Employee Benefit Plans."

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Set forth below is selected financial data with respect to the statements of operations of the Company for the period from June 9, 1992 (Inception) to December 31, 1992, and for the twelve months ended December 31, 1993, 1994 and 1995, and the balance sheets of the Company at December 31, 1992, 1993, 1994 and 1995. Such data was derived from the Company's financial statements audited by BDO Seidman, LLP, independent certified public accountants, certain of which are included elsewhere in this Prospectus. Also set forth below is selected financial data for the six months ended June 30, 1995 and 1996 and at June 30, 1996, which was derived from the unaudited financial statements of the Company and includes, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company for such periods. The results of operations for the six months ended June 30, 1995 and 1996 are not necessarily indicative of results for a full fiscal year. The data should be read in conjunction with the Financial Statements (including the Notes thereto) and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                         JUNE 9, 1992                                    SIX MONTHS
                                        (INCEPTION) TO    YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                         DECEMBER 31,    -------------------------    ----------------
                                             1992        1993     1994      1995      1995      1996
                                        --------------   -----    -----    -------    -----    -------
SELECTED STATEMENT OF OPERATIONS DATA:
  Total expenses......................       $ 37        $ 311    $ 536    $ 1,081    $ 463    $ 1,085
  Other income (charges)..............         --           14     (263)        20        1         68
                                                                                               --------
                                                                                                    --
                                        ---------        ------   ------   --------   ------
                                                          ----     ----       ----     ----
  Net loss............................       $(37)       $(297)   $(799)   $(1,061)   $(462)   $(1,017)
                                        =========        ========== ========== ============ ========== ==========
SELECTED PER SHARE DATA:
  Net loss per share(1)...............                                     $ (0.20)            $ (0.18)
                                                                           ============        ==========
  Weighted average shares
     outstanding......................                                       5,328               5,511

                                                     AT DECEMBER 31,
                                        ------------------------------------------      AT JUNE 30,
                                             1992        1993     1994      1995           1996
                                            -----        -----    -----    -------       ---------
SELECTED BALANCE SHEET DATA:
  Working capital (deficit)...........       $ 55         $474     $(58)    $1,628             $2,132
  Total assets........................        112          795      265      2,041              3,123
  Redeemable preferred stock..........         --           --       --         --              1,904
  Stockholders' equity................        108          744      151      1,867                877

---------------
(1) Earnings per share are presented for 1995 and the six months ended June 30, 1996 on a pro forma basis to reflect the automatic conversion of 558,399 shares of Series A Preferred Stock as if it occurred on January 1, 1995. Earnings per share are not presented for prior periods since the Company does not believe historical earnings per share are meaningful as a result of changes in the Company's capital structure following the completion of this offering. See "Financial Statements."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, as well as in the sections entitled "Risk Factors" and "Business."

GENERAL

     The Company (a development stage company) was founded in June 1992 to develop and market over-the-counter oral care products that prevent tooth decay at its earliest stage and are based on proprietary formulations and technologies. To date, the Company has not commenced any product commercialization or realized any operating revenues.

     The Company expects that it will be able to complete formulation of its all-family toothpaste and the testing required by the Monograph by the end of 1996. After formulation of the product and assuming successful completion of such studies, the Company intends to begin in the early part of 1997 to test market Enamelon toothpaste in several representative markets comprising approximately 5% of all United States households. Test marketing and additional clinical human studies to substantiate expected marketing claims including comparative advertising claims are expected to continue throughout 1997, with a national roll-out of Enamelon toothpaste in the first half of 1998. The Company expects to continue to incur operating losses throughout this period and may require additional financing to continue its operations thereafter.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

     Total expenses were approximately $1,085,000 for the six months ended June 30, 1996, compared with total expenses of $463,000 for the same period in the prior year, an increase of $622,000, or 134.3%. This increase was primarily the result of higher payroll and benefits expenses of $270,000, higher research and testing expenses of $251,000, and higher administrative and other expenses of $101,000. Additionally, the Company anticipates that total expenses will increase over the next few years as the Company increases its product development, manufacturing and marketing activities. Such increased business activities will require additional personnel and payments to third parties.

     The increase in the payroll and benefits expenses of 190.1%, from $142,000 to $412,000, primarily resulted from increased annual compensation for the Company's Chief Executive Officer and its Vice-President of Product Development/Operations, and the hiring of a new President and Chief Operating Officer.

     The increase in research and testing expenses of 334.7%, from $75,000 to $326,000, resulted from the expansion of the Company's research and development program at its laboratory facility and the initiation of clinical testing at various independent oral care research facilities in the United States. During the six months ended June 30, 1996, four in vitro studies, comparing approximately 50 potential formulations, were performed at Indiana University to aid the Company in its efforts to define and optimize the levels of ingredients for its toothpaste. Also during this period in 1996, an animal study was performed at the University of Connecticut that demonstrated the ability of the Enamelon Technologies to enhance remineralization.

     The increase in administrative and other expenses of 41.1% from $246,000 to $347,000 is primarily attributed to increased consulting and administrative office expenses.

     These increases were offset in part by $68,000 of additional interest and dividend income earned on the proceeds of stock issued subsequent to June 30, 1995.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Total expenses were approximately $1,081,000 in 1995, compared with total expenses of $536,000 in 1994, an increase of $545,000, or 101.7%. The increase was primarily attributable to a $234,000 increase in payroll and benefits expenses as well as a $128,000 increase in research and testing expenses and a $183,000 increase in administrative expenses.

     The increase in payroll and benefits expenses of 174.6%, from $134,000 to $368,000, was attributable to increased compensation for the Company's Chief Executive Officer, Vice-President of Product Development/Operations and Vice-President of Technology and Clinical Research.

     The increase in research and testing expenses of 87.1%, from $147,000 to $275,000, was the result of the expansion of the Company's research and development program at its laboratory facility, additional laboratory supplies, expansion of the in vitro studies and the initiation of in vivo studies at the University of Connecticut.

     During 1995, ten in vitro studies, comparing approximately 120 potential formulations, were performed at Indiana University. Based on the data and the results of in-house laboratory studies, the Company successfully transitioned the science from a concept to a practical technology, which can be incorporated into toothpaste. Results from animal studies at the University of Connecticut provided the Company with the initial indication that the technology successfully enhanced remineralization.

     The increase in administrative and other expenses of 71.8%, from $255,000 to $438,000, was primarily attributable to increased legal and accounting fees incurred in connection with the Company's efforts to secure additional investment capital and the preparation of interim financial statements.

     The net loss in 1994 was increased by approximately $270,000 as a result of the Company expensing deferred offering costs related to a proposed private placement transaction that was not consummated. See "Financial Statements."

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     Total expenses were approximately $536,000 in 1994 compared with total expenses of $310,000 in 1993, an increase of $226,000, or 72.9%. The increase was attributable to a $35,000 increase in payroll expenses, a $55,000 increase in research and testing expenses and $135,000 increase administrative expenses.

     The increase in payroll and benefits expenses of 35.4%, from $99,000 to $134,000, was primarily attributable to additional office and clerical salaries.

     The increase in research and testing expenses of 59.8%, from $92,000 to $147,000, corresponds with the expansion of the Company's research and development program at its laboratory facility and research performed pursuant to a consultant agreement.

     The increase in administrative and other expenses of 112.5%, from $120,000 to $255,000, is primarily attributable to the consulting fees paid to the Company's current Chief Operating Officer commencing July 1994 though December 1995, legal fees and rent expense related to the Company's laboratory facility pursuant to a lease commencing January 1, 1994.

     The net loss in 1994 was increased by approximately $270,000 as a result of the Company expensing deferred offering costs related to a proposed private placement transaction that was not consummated. See "Financial Statements."

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception in June 1992, the Company has financed its operations primarily through private placements of Series A Preferred Stock and Common Stock totaling approximately $5.5 million, net of expenses. At June 30, 1996, the Company had cash and cash equivalents of approximately $2.4 million and working capital of $2.1 million. The Company has no outstanding debt (other than accounts payable and accrued expenses) or available lines of credit as of June 30, 1996.

     Since its inception and through June 30, 1996, the Company has incurred losses aggregating approximately $3.2 million and had available net operating loss carryforwards as of December 31, 1995 of approximately $2.2 million. The net operating loss carryforwards will expire if not used by the period from 2007 through 2010 and may be limited by United States federal tax law as a result of future changes in ownership. The Company expects to continue to incur operating losses at least through 1998 while it continues its clinical testing and its initial toothpaste marketing efforts. The Company expects to introduce an all-family toothpaste to test markets in the early part of 1997. Assuming the successful completion of test marketing, the Company intends to begin a national roll-out of this product in the first half of 1998.

     Since its inception and through June 30, 1996, the Company has paid $179,000 for the purchase of equipment and approximately $193,000 for costs associated with obtaining patents, trademarks and license rights. The Company intends to use approximately $2.0 million of the net proceeds of this offering to purchase additional manufacturing equipment for the production of the Company's patent pending, split system toothpaste tube and for high-speed tube filling equipment.

     The Company's cash requirements may vary materially from those now planned depending on numerous factors, including the status of the Company's marketing efforts, the Company's business development activities, the availability of alternative financing for the acquisition of manufacturing equipment, the results of clinical trials, the regulatory process and competition. The Company currently estimates that the net proceeds of this offering, together with its projected cash flow from operations, if any, will be sufficient to finance its working capital and other requirements for a period of approximately 18 months from the date of this Prospectus which includes the test marketing period. Thereafter, or sooner if conditions necessitate, the Company may need to raise additional funds through public or private financings. If adequate funds are not available, then the Company may be required to delay, reduce the scope of, or eliminate the commercial introduction of its toothpaste product and otherwise reduce the proposed operations. See "Use of Proceeds."

     Recently issued accounting standards may affect the Company's Financial Statements in the future. See "Financial Statements."

                                    BUSINESS

OVERVIEW

     The Company is focused on developing and marketing over-the-counter oral care products based on proprietary formulations and technologies. The Company's products are intended to stop cavities before they begin. Its prototype formulations have been proven scientifically in animal and in vitro studies to strengthen tooth enamel. Enamelon toothpaste will be based on the active ingredient, sodium fluoride, in a formulation that enhances tooth
"remineralization," whereby minerals, such as calcium and phosphate, are reintroduced into tooth enamel.

     The significant events in the Company's progress to date include the following:

        - In 1992, the Company was organized and received from the ADAHF exclusive worldwide licenses to use the ADAHF Patented Technology in toothpaste, chewing gum, food and confectionery products, and a non-exclusive international license to use the ADAHF Patented Technology in products not covered by the exclusive licenses (including oral spray, mouth rinse and professional gel products). The Company's non-exclusive international license is co-extensive with a non-exclusive international license granted to SmithKline.

        - In January 1995, the Company conducted successful in vitro testing of a prototype formulation utilizing the Enamelon Technologies at the Oral Health Research Institute of the Indiana University School of Dentistry.

        - In October 1995 and January 1996, the Company conducted successful animal studies of a prototype formulation utilizing the Enamelon Technologies at the University of Connecticut Health Center, School of Dental Medicine.

        - In June 1996, the Company commenced preliminary human clinical studies of its toothpaste intended to confirm efficacy in humans and begin to establish additional advertising claims, including comparative claims.

     The Company expects that it will be able to complete formulation of its all-family toothpaste and studies required by the Monograph by the end of 1996. After formulation of the product and assuming successful completion of such studies, the Company intends to begin in the early part of 1997 to test market Enamelon toothpaste in several representative markets comprising approximately 5% of all United States households. The Company currently is conducting human clinical studies intended to confirm efficacy in humans and begin to establish additional advertising claims, including comparative claims. Such marketing and studies are expected to continue throughout 1997, with a national roll-out of Enamelon toothpaste in the first half of 1998. The Company expects to continue to incur operating losses throughout this period and expects to require additional financing to continue its operations thereafter.

     The worldwide toothpaste market is estimated to exceed $5.0 billion in annual retail sales. Annual toothpaste sales in the United States are expected to be $1.7 billion in 1996 and are projected to reach $2.0 billion by the turn of the century. Over the last five years, the toothpaste market has become segmented as new, premium-priced products offering benefits such as tartar control or whitening or containing ingredients such as baking soda have steadily attracted consumers away from older, more mature products.

TECHNOLOGY

     On a daily basis, teeth lose small amounts of calcium and phosphate, the major structural ingredients of tooth enamel. This "demineralization" process is caused by plaque acids produced from the bacterial breakdown of sugars from food residues. These acids dissolve the tooth enamel, producing lesions. As this process continues, the mineral structure gradually is destroyed, eventually forming a dental cavity which can only be repaired by a dentist.

     In the 1950's, scientists at Indiana University discovered that the inclusion of fluoride in toothpaste reduces the incidence of tooth decay. When teeth are brushed with a fluoride-containing toothpaste, the fluoride diffuses into the tooth along with minerals existing in saliva, including calcium and phosphate. With currently available fluoride toothpastes, this process is limited by the low levels of calcium and phosphate ions found in saliva as well as by the small amounts of fluoride absorbed into the tooth as a result of brushing. This slow remineralization process can be overcome by demineralization cycles resulting in the gradual destruction of the mineral structure of teeth.

     In contrast, the Company's studies have demonstrated that Enamelon toothpaste will simultaneously supply the active ingredient, sodium fluoride, and high concentrations of ions of the inactive ingredients calcium and phosphate in soluble form during brushing. The Company's in vitro studies have demonstrated that prototype formulations of Enamelon toothpaste enhance remineralization with a higher level of fluoride uptake, and the tooth structure was shown to be strengthened and hardened to a significantly greater degree than prevailing industry standards. This makes the tooth less soluble and more resistant to attacks by acids from decay-causing bacteria. Additionally, animal studies conducted by the Company have shown that enhanced remineralization reduced the incidence of lesions to a significantly greater degree than prevailing industry standards. The Company currently is conducting human clinical studies intended to confirm efficacy in humans and begin to establish additional advertising claims, including comparative claims. See
"Business -- Research and Development."

STRATEGY

     The Company's objective is to develop a variety of oral care, chewing gum, food and confectionery products that prevent tooth decay at its earliest stage and are based on the Enamelon Technologies. The Company has developed a strategic plan to accomplish this goal. The Company's primary strategies are to:

        - Focus Initially on Toothpaste. The Company is focusing on completing the development of its toothpaste products and packaging, along with the necessary manufacturing processes required to achieve desired production speeds while controlling manufacturing costs. The Company will seek to establish distinctive brand identity emphasizing the enhanced remineralization benefits of its products, which will be communicated to both consumers and dental professionals.

        - Conduct Further Testing. The Company believes that a heightened understanding of the chemistry required for effective remineralization of tooth enamel will lead to stronger protection from competition. Further clinical testing is being conducted to establish efficacy and marketing claims.

        - Collaborate with Corporate Partners in Certain Product Areas and International Markets. The Company intends to seek domestic and international strategic alliances with consumer product companies that will assist in the marketing and manufacturing of oral care products outside of the United States.

        - Capitalize on Additional Commercial Applications. The Company believes that products such as gum, lozenges and mints may provide benefits similar to those of its toothpaste and represent large potential markets for the application of the Enamelon Technologies.

PRODUCTS

     The Company plans to introduce toothpaste as its initial product line. The Company also is exploring application of the Enamelon Technologies to oral spray, mouth rinse, professional gel, chewing gum and food and confectionery products, which it intends to develop after the successful commercialization of its toothpaste. See "Risk Factors -- Dependence on Successful Development of Initial Products," "-- Uncertainties Related to Development of Additional Products" and "Business -- ADAHF Patents and Licenses."

  Toothpastes

     The Company's introductory product will be an all-family toothpaste intended to enhance remineralization of tooth enamel and stop cavities before they begin by providing a source of fluoride in a formulation of soluble calcium and phosphate. Full scale product development activities for the Company's all-family toothpaste are expected to be completed by the end of 1996. The Company plans to introduce its toothpaste into test markets consisting of approximately 5% of United States households in the early part of 1997. Assuming the successful completion of test marketing, the Company intends to begin a national roll-out of this product in the first half of 1998.

     The Company is planning to follow-up this introduction with a toothpaste for sensitive teeth containing as active ingredients sodium fluoride and potassium nitrate, the FDA-approved desensitizing agent. This toothpaste will enhance remineralization of exposed dentin caused by receding gums and provide cavity protection and pain relieving properties. Other entries such as tartar control and gum care toothpastes also are anticipated as future product line extensions. See "Risk Factors -- Uncertainties Related to Development of Additional Products."

     In order to dispense its toothpaste products, the Company also has developed a patent pending, split system toothpaste tube that simultaneously dispenses two formulations. The split system tube has dual chambers, maintaining separation between two-component formulations until they are dispensed onto a toothbrush. Unlike presently used split system toothpaste dispensing systems, which employ expensive pumps, the Company's tube was designed to be filled with conventional high-speed tube filling equipment, thus making the cost lower than other dual chamber toothpaste dispensing systems. See "Business -- Manufacturing."

  Additional Potential Products

     Chewing Gum. Chewing gum stimulates saliva which helps neutralize some of the acids remaining in the mouth after eating. The Company believes that providing greater levels of calcium and phosphate in chewing gum can have the two-fold benefit of reducing demineralization through the increased stimulation of saliva while increasing remineralization through the utilization of the Enamelon Technologies. Accordingly, the Company believes that its proposed chewing gum will be a beneficial supplement to brushing. Currently, the Company does not have plans to develop and market independently a chewing gum. Therefore, it may seek to sublicense or enter into joint ventures or strategic partnerships with major chewing gum manufacturers or other entities that have appropriate sales and marketing expertise to develop and market these products.

     Oral Spray, Mouth Rinse and Professional Gels. The Company is pursuing the development of other oral care products including oral sprays, mouthwash and professional dental gels to be marketed outside of the United States.

     Food and Confectionery. The Company believes that the addition of the Enamelon Technologies to food and confectionery products, such as lozenges or mints, can provide therapeutic effects similar to the Company's other proposed products. The Company has not yet begun to evaluate the possible uses of the Enamelon Technologies in these areas and intends to explore such applications following the commercialization of its toothpastes.

     To date, the Company has concentrated development efforts on its proposed toothpaste products. Expansion of the Company's product development activities with respect to other potential applications of the Enamelon Technologies will require significant efforts. See "Risk Factors -- Uncertainties Related to Development of Additional Products."

RESEARCH AND DEVELOPMENT

     The Company initially conducted in vitro studies under a contract with the Oral Health Research Institute of the Indiana University School of Dentistry (the "Indiana Institute") under the direction of Bruce R. Schemehorn, M.S., the Indiana Institute's Director of Contract Research. Mr. Schemehorn is also a member of the International Association for Dental Research, the American Association for Dental Research (the "AADR"), the Indiana Section of the AADR, of which he has served as president, and several committees of the American Dental Association. The Indiana Institute conducted approximately 30 separate studies involving about 300 different test toothpaste and mouthwash formulations to assess the Enamelon Technologies' potential to enhance remineralization. Incipient lesions were initially formed in human and bovine tooth enamel chips using solutions that replicated conditions in the human mouth after eating sugary foods. The chips were then cycled through treatments consisting of salivary soaking and demineralization challenges that mimicked typical conditions in the mouth during brushing, resting between meals, and acid production due to eating sugary foods. Enamel surface hardness at the point of the lesions, fluoride uptake of the tooth and changes in enamel density were measured before and after treatment. Increases in surface hardness, fluoride uptake and enamel density are generally recognized measures of a formulation's ability to remineralize and strengthen teeth.

     The results of these in vitro studies generally demonstrated that the prototype toothpaste formulations using the Enamelon Technologies resulted in increased hardness and fluoride uptake over that obtained by the prevailing industry standard. The test of a prototype formulation that resembles the expected final formulation demonstrated that the prototype formulation resulted in fluoride uptake of 5,984 parts per million ("PPM") as distinguished from a fluoride uptake of 3,971 PPM for the prevailing industry standard, or an increase of approximately 50%. That test also indicated that the prototype formulation increased hardness by approximately 11.5 Vickers Hardness Units ("VHUs") as distinguished from 2.7 VHUs for the prevailing industry standard, or an increase of approximately 400%. These results are statistically significant. In addition to demonstrating enhancement of remineralization, these studies were utilized to assist the Company in optimizing the efficacy of its product formulations.

     Subsequently, the Company conducted animal studies under a contract with the University of Connecticut Health Center, School of Dental Medicine under the direction of Dr. Jason Michael Tanzer, head of the University's Division of Oral Medicine and a member of the Company's Scientific Advisory Board. The University of Connecticut Health Center conducted two animal studies comparing the ability of prototype formulations using the Enamelon Technologies to repair carious white spot lesions in the teeth of rats. The tooth lesions were produced by provision of sugar in the animals' drinking water. After removing the sugar from the drinking water, the number of lesions in one group of rats was determined. Separate groups of animals were then treated once daily with the prototype formulation, the positive control with fluoride or the non-fluoride placebo formulation.

     The results of these animal studies generally demonstrated that interproximal lesions were reduced compared with lesions existing prior to a two-week daily treatment with prototype formulations. Results of one such study demonstrated that one prototype formulation using the Enamelon Technologies reduced the number of interproximal lesions by approximately 80% as compared to the number of interproximal lesions prior to treatment. Neither the positive control with fluoride nor the non-fluoride placebo had any significant effect in reducing interproximal lesions.

     While the formulations used in the foregoing tests differ from the final formulation that is expected to be marketed, similar ingredients will be used in the final formulation, and the Company believes that the results of similar in vitro and animal tests with the final formulation would not differ significantly from those described above. Notwithstanding, the results of the Company's in vitro and animal tests are not necessarily indicative of the results that will be obtained in human clinical studies. The human studies will be conducted under substantially different conditions from those of the laboratory tests, and there can be no assurance that the human studies will confirm efficacy in humans or that they will support additional advertising claims, including comparative claims. See "Risk Factors -- Dependence on Successful Development of Initial Product" and "-- Substantiation of Additional Advertising Claims."

     The Company currently is conducting the studies required by the Monograph in order to sell its initial toothpaste product to the public, which are expected to be completed by the end of 1996. The Company also has begun to conduct small scale human clinical studies at leading independent oral care research facilities in the United States, which are intended to confirm efficacy in humans and begin to establish additional advertising claims, including comparative claims. See "Risk Factors -- Completion of Toothpaste Development" and "-- Substantiation of Additional Advertising Claims."

     The current focus of the Company's toothpaste development program is on optimizing the dispensing characteristics and product aesthetics of an all-family toothpaste, which include flavor, texture and overall mouth feel. This will be followed by routine confirmatory stability and safety testing. The formulations of the Company's proposed products constantly change as dictated by consumer testing and research and development. See "Risk Factors -- Evolving Product Formulations."

     Since January 1994, the Company has centralized its internal research and development activities at its research laboratory. The laboratory is responsible for all technology, formulation, flavor, packaging and process development, efficacy and stability testing, and quality control.

     To date, the Company has expended approximately $840,000 on its research and development activities, including $92,000 for the year ended December 31, 1993, $147,000 for the year ended December 31, 1994, $275,000 for the year ended December 31, 1995 and $326,000 for the six months ended June 30, 1996. The Company expects the level of its research and development expense to increase in the future. The Company has allocated approximately $4.0 million of the net proceeds for research and development activities. See "Use of Proceeds."

MANUFACTURING

     The Company does not intend to manufacture its toothpaste products for the United States market at the outset, but will instead utilize contract manufacturers. For the balance of the worldwide toothpaste markets, as well as for the Company's other proposed products, the Company may seek to sublicense or enter into joint ventures or strategic partnerships with major consumer product companies or other third parties on either an exclusive or non-exclusive basis. Manufacturing arrangements in these markets are likely to be reflected in any agreements establishing such relationships and may place primary manufacturing responsibilities on others.

     The Company possesses laboratory size batching and tube filling capabilities, enabling it to produce small quantities of its proposed products at Enamelon's laboratory facility. In connection with the commencement of a pilot manufacturing program, the Company is negotiating with an FDA-approved manufacturer with facilities capable of providing proper batching and high-speed filling and packaging, according to the Company's specifications. The Company expects that it will purchase all packaging and raw materials and that the manufacturer will be responsible for quality control. The Company intends to enter into a written manufacturing contract prior to commencement of pilot manufacturing which will cover manufacturing costs according to an agreed upon price schedule. The Company intends to use a portion of the net proceeds of this offering to purchase manufacturing equipment for the production of its patent pending, split system toothpaste tube and for high-speed tube filling. Such equipment will be owned by the Company for use by the contract manufacturer. The Company believes that this will provide greater long-term flexibility, permitting it to change manufacturers or even to commence its own manufacturing operations. As demand for the Company's products increases, it will be necessary to utilize other contract manufacturers. See "Business -- Government Regulation," "Use of Proceeds," and "Risk Factors -- Dependence on Others to Manufacture" and "-- Compliance with Other Government Regulation."

MARKETING

     The Company will focus its initial marketing activities on entering the toothpaste market. The toothpaste market is highly competitive and constantly changing as consumers continue to be receptive to product improvements, taste enhancements and innovative packaging changes. The Company believes that cavity prevention remains one of the most important product attributes to attract consumers, and it intends to emphasize these qualities of its proposed toothpaste product.

     The Company anticipates that its evaluation and screening of consumer acceptance of the final formula and packaging design for its all-family toothpaste will be complete by the end of 1996. The Company currently estimates that an additional three months will be needed to scale-up for manufacturing. Introduction of a toothpaste product into several representative test markets, consisting of approximately 5% of United States households, is expected to commence in the early part of 1997. This test market introduction will allow the Company to assess carefully all elements of the marketing mix and make desired changes prior to launching its toothpaste nationally. Upon successful completion of test marketing, the Company intends to initiate introduction of its all-family toothpaste nationally in the first half of 1998. See "Risk
Factors -- Dependence on Successful Development of Initial Product" and
"-- Uncertainty of Consumer Acceptance of Enamelon Products."

     The Company recognizes that the highly competitive nature of the toothpaste market will require significant expenditures during the introductory phase of marketing. However, the Company believes, based on management's experience in the over-the-counter consumer products industry, that the efficacy claims of its proposed toothpastes may permit development of unique product advertising, thus enabling it to gain market share. Achieving and maintaining market penetration will require significant efforts by the Company to create awareness of and demand for the Company's proposed products.

     The Company's ability to build its customer base will be dependent on its developing a successful marketing program. To the extent the Company sublicenses or enters into joint ventures or strategic partnerships with a well-established company in international markets, its domestic marketing capabilities may thereby be complemented and enhanced. See "Risk Factors -- Limited Marketing Capability."

  Professional Marketing

     The Company presently anticipates establishing relationships with dental professionals to create awareness and endorsements for its technology and products. The Company's professional marketing activities are expected to include placing advertisements and technical articles in professional journals as well as attending professional conventions and distributing samples.

  Consumer and Trade Marketing

     The Company plans to build retail distribution and obtain retail shelf space in food, drug and mass merchandisers through recruiting and supervising experienced food and drug brokers who have strong regional ties with major retailers. These efforts will be supported by competitive trade allowances, television advertising and introductory trial promotions including sampling and couponing.

  Foreign Marketing

     The Company will initially focus its marketing activities in the United States. Accordingly, the Company has only preliminarily formulated plans for its foreign marketing activities. However, the Company's role in marketing its products in foreign countries will depend on the type of strategic relationships it can develop with third parties.

COMPETITION

     The United States toothpaste industry is dominated by Procter & Gamble Co.'s Crest, Colgate-Palmolive Company's Colgate, SmithKline's Aquafresh, Chesebrough-Pond's USA Co.'s Mentadent, Church & Dwight Co., Inc.'s Arm & Hammer Dental Care and Block Drug Co., Inc.'s Sensodyne. The industry is led by Procter & Gamble Co. and its leading brand, Crest, which established its position as a market leader when it received the seal of the American Dental Association's Council on Dental Therapeutics for its use of fluoride in the early 1960's.

     Although the toothpaste market is mature, in recent years new products have captured market share from established brands. Market share gains have been achieved by higher priced, more therapeutically oriented new products with unique marketing positions. Consequently, the Company believes that its proposed toothpaste will capture consumer and professional interest because of its ability to enhance remineralization of tooth enamel. See "Risk
Factors -- Dependence on Successful Development of Initial Products" and
"-- Competition."

     If the Company attempts to develop a chewing gum using the Enamelon Technologies, then it will be entering a highly competitive industry. The chewing gum market in the United States is dominated by major competitors including Wm. Wrigley Jr. Co., Warner-Lambert Company and RJR Nabisco, Inc. The Company also intends to compete in the food and confectionery industries. To the extent that the Company will sublicense or enter into joint ventures or strategic partnerships with major consumer products companies, of which no assurance can be given, it may be aligning itself with one or more of its major competitors instead of competing with them.

     Additionally, the Company is pursuing the development of its rights to manufacture and market oral sprays, mouth rinses and professional gels outside of the United States, in addition to its proposed toothpaste, chewing gum, food and confectionery products. The international markets for these products are in many ways similar to the United States markets in that consumers are becoming increasingly aware of the importance of oral hygiene. Product innovation with emphasis on therapeutic benefits is continuous. The Company's competition in markets outside the United States will vary by product and from country to country. However, in general, such markets tend to be highly competitive and dominated by large multinational and domestic corporations. The Company presently does not have the resources that are necessary to compete on a global scale and intends to seek corporate partners and/or negotiate license agreements with companies that have the resources to compete effectively in foreign markets. Although the Company will attempt to form strategic alliances with global companies, it may also seek to negotiate on a country-by-country basis with major regional companies, as necessary or appropriate.

ADAHF PATENTS AND LICENSES

     The ADAHF Patent Rights licensed to the Company relate to four issued patents and one United States pending patent application. Three of the issued patents cover formulations, including toothpastes, chewing gums, mouth rinses and professional gels, containing or capable of producing Amorphous Calcium Phosphate, Amorphous Calcium Carbonate Phosphate and Amorphous Calcium Phosphate Fluoride, as well as the application of these formulations to teeth. The fourth patent and the United States pending patent application cover advanced technology, including Amorphous Calcium Phosphate Carbonate Fluoride, Amorphous Calcium Fluoride compounds and other technology not covered in the first three United States patents. Foreign patent applications are pending with respect to one of the United States pending applications in approximately 28 countries. The ADAHF patents may claim the effectiveness of ingredients that do not fall under the Monograph. The Company's products currently under development do not rely on those ingredients as active ingredients, but rely only on sodium fluoride as the sole active ingredient. See "Risk Factors -- Compliance with the Monograph" and " -- Compliance with Other Government Regulation."

     In June 1992, the Company entered into a License Agreement (the "License Agreement") with the ADAHF. This License Agreement, as restated and amended, grants the Company the exclusive United States license to manufacture and sell toothpastes, chewing gum, food and confectionery products utilizing the ADAHF Patented Technology. The License Agreement extends until three years after the Company determines and thereafter notifies the ADAHF that the following two conditions have been met: (i) the material claimed in the ADAHF patents and patent application has been stabilized in the form to be used in toothpastes, chewing gums, confections and foods to enable it to be stored and marketed in a manner similar to other such products and (ii) a licensed product has received the first FDA approval necessary, if any, for marketing to professionals or the general public. Although neither of those conditions has been satisfied, they will have to be satisfied before the Company can market any of its products. The exclusive license under the License Agreement may be extended by the Company in additional four-year increments as to each of the product categories or as to all such product categories, provided that the Company has complied with its royalty and other obligations under the License Agreement and has, as to each relevant product category or categories, sold products generating more than $17,000 in royalties in the last year of the preceding exclusivity period. Unless the License Agreement is otherwise terminated as provided therein, it will extend for the term of the last to expire of any patent licensed under the License Agreement in the United States, including patents of improvements licensed as described below. If the period of exclusivity under the License Agreement is not renewed, then the license becomes non-exclusive for the remaining term of the agreement. The Company paid $5,000 as an initial license fee under the License Agreement.

     The License Agreement may not be assigned, transferred or sublicensed by the Company without the prior written consent of the ADAHF, which consent may not be unreasonably withheld. However, the License Agreement may be assigned to another company in which the Company owns more than 50% of the voting stock without the prior written consent of the ADAHF.

     The License Agreement provides that improvements that are used with or that require use of toothpastes, chewing gums, foods or confections that embody material claimed in the ADAHF Patent Rights, as well as any improvements and inventions that are made jointly by the Company and the ADAHF that do not relate to remineralization or commercialization of such products or of the subject matter of the ADAHF Patent Rights, will be owned by the ADAHF and licensed to the Company. The Company has the right to veto the granting of licenses relating to such improvements and inventions that are developed in part by the Company.

     In November 1992, the Company entered into a Foreign License Agreement (the "Foreign License Agreement"), which was subsequently restated and amended with the ADAHF and grants the Company an exclusive license to manufacture and sell toothpastes, chewing gum, food and confections using the inventions that are the subject matter of foreign patent applications filed by the ADAHF in approximately 28 countries. In addition, the Foreign License Agreement grants the Company the non-exclusive right to manufacture and sell other products in such countries using inventions that are the subject of such foreign patent applications, including oral sprays, mouth rinses and professional gels. The Foreign License Agreement expires upon the earlier of the termination of the License Agreement, except as to those countries for which the royalty paid per country in the preceding year exceeded $7,000, or the expiration of the last to expire of any foreign patent licensed under the Foreign License Agreement or the abandonment or lapse of all foreign patents and applications.

     The Company was notified in July 1995 that the ADAHF entered into a license agreement with SmithKline for exclusive rights in the United States for the fields of use other than toothpastes, chewing gum, food and confections (including oral sprays, mouth rinses and professional gels) utilizing the ADAHF Patented Technology. The Company's non-exclusive rights for these additional applications outside of the United States are co-extensive with the non-exclusive rights granted to SmithKline for these products outside of the United States. Since SmithKline has substantially greater financial and other resources than those of the Company, the Company may be limited in its ability to compete effectively with SmithKline outside of the United States, unless the Company enters into a strategic alliance with another company having financial and other resources comparable to those of SmithKline. See "Risk
Factors -- Competition."

     The License Agreement and Foreign License Agreement are both subject to (i) licenses granted to the United States, which are not transferable by the government and (ii) rights retained by the ADAHF to make and use its inventions for research and testing, but not to sell or use them commercially in fields licensed exclusively to the Company.

     Under the Foreign License Agreement, as restated, the Company was also granted an option and right of first refusal during the term of the Foreign License Agreement, for a limited license under future patents and patent applications for inventions and material covered by and claimed in the ADAHF's foreign patent rights, for all territories not included within the United States or licensed territories under the licenses, with respect to toothpastes, chewing gum, food and confectionery products. Before granting such a license for a territory to third-parties, the ADAHF must first notify the Company, which will then have the right to obtain a license for that territory on terms consistent with the Foreign License Agreement. To the extent the ADAHF has not granted a license to a third-party notwithstanding the Company's failure to exercise its right of first refusal, the Company has the additional option to receive a license in any of such territories on terms consistent with the Foreign License Agreement.

     Under the License Agreement, the Company is required to make royalty payments of 4% of net sales, subject to minimum royalty payments of $3,000 in 1992, $5,000 in 1993 and $7,000 in each subsequent year. Under the Foreign License Agreement, the Company is required to pay 7% of net sales (4% if such sales are made by an entity that joint ventures with the Company) and bear the costs of prosecution of foreign patent applications. If the Company sublicenses a foreign patent, it is required to pay to the ADAHF 25% of the gross income resulting from such sublicense actually received by the Company.

     The ADAHF has made no representation or warranty, express or implied, with respect to the efficacy or possible commercial exploitation of the Company's proposed products.

GOVERNMENT REGULATION

     Under the federal Food, Drug, and Cosmetic Act, as amended, and the implementing regulations promulgated by the FDA, a non-prescription (over-the-counter) drug may be marketed in one of two ways. The FDA has established a program to promulgate "monographs" determining the conditions under which most non-prescription drugs may be marketed without the requirement of an NDA. The monographs establish those active ingredients that are safe and effective at specified levels and all aspects of the labeling that are permitted for these products. The monographs establish all of the conditions for marketing a non-prescription drug without the need for an NDA. Any non-prescription drug that does not comply with the final monograph may lawfully be marketed only if it has an approved NDA. Because it is time consuming and costly to obtain FDA approval of an NDA, most non-prescription drugs (except those that have recently been switched from prescription to non-prescription status) are marketed pursuant to an FDA over-the-counter drug monograph.

     The FDA has published the Monograph for over-the-counter anticaries drug products, the category of over-the-counter drug products covering the Company's proposed oral care products. The Monograph establishes conditions under which non-prescription drug products that aid in the prevention of dental caries or cavities are generally recognized as being safe and effective and not misbranded. The Company intends to rely on the advice of FDA counsel to satisfy formulation and labeling requirements of the Monograph as they apply to the Company's products. See "Risk Factors -- Compliance with the Monograph."

     Although the Company intends to make only such packaging claims as are permitted by the Monograph in order to avoid the substantial expense and time required to receive FDA approval under an NDA, it may seek to file an NDA with the FDA in order to make further claims not covered by the Monograph. If the Company decides to or is required to make such additional claims, it may seek strategic partners to assist in the financing of the NDA process. Further, the Company may not have sufficient financing or other resources available to complete the NDA process and assuming such financing and resources are available, there is no assurance that the FDA will approve the NDA.

     Each domestic drug product manufacturing facility must be registered with the FDA. Each manufacturer must inform the FDA of every drug product it has in commercial distribution and keep such list updated. Domestic manufacturing facilities are also subject to at least biannual inspection by the FDA for compliance with GMP regulations promulgated by the FDA. Compliance with GMP regulations is required at all times during the manufacture and processing of drug products. Accordingly, to the extent that the Company utilizes contract manufacturers, such manufacturers must be in compliance with all FDA requirements.

     The Company is also subject to regulation under various federal and state laws regarding, among other things, occupational safety, environmental protection, hazardous substance control and product advertising and promotion. In connection with its research and development activities, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, storage, discharge, handling and disposal of certain materials and wastes. The Company believes that it has complied with these laws and regulations in all material respects and it has not been required to take any action to correct any material noncompliance. The Company does not currently anticipate that any material capital expenditures will be required in order to comply with federal, state and local environmental laws or that compliance with such laws will have a material effect on the financial condition or competitive position of the Company. The Company may also be subject to foreign government regulations regarding over-the-counter drug products. Accordingly, the Company intends to submit applications to foreign regulatory agencies, if necessary, to make therapeutic health claims for its products to be marketed abroad. See "Risk Factors -- Compliance with Other Government Regulation."

TRADEMARKS AND PROPRIETARY INFORMATION

  Trademarks

     The Company intends to protect the names of certain of its products and formulations by registration of its trademarks, where appropriate, both in the United States and in foreign countries.

     The Company has filed applications in the United States Patent and Trademark Office to register the word mark ENAMELON, on the Principal Register, for toothpaste, chewing gum, certain confection products, and various oral care products, such as medicated mouth washes and professional dental gels. The applications covering toothpaste, chewing gum and confection have been allowed, subject to use of the mark. The application for the oral care products has been allowed, subject to publication for opposition and use of the mark. The Company has also applied to register the ENAMELON mark for toothpaste, chewing gum and certain confection products in eight foreign countries. It is possible that prior registrations and/or uses of the mark (or a confusingly similar mark) may exist in one or more countries, in which case the Company might thereby be precluded from registering and/or using the ENAMELON mark in such countries. Accordingly, other trademarks are being considered by the Company.

     The Company has also applied to register its stylized "E" logo in the United States and Canada, for toothpaste, chewing gum, certain confection products, and various oral care products. The United States application for the first three types of goods has been approved, subject to use of the mark. The United States application for oral care products, and the single Canada application for all of such goods, have each been approved, subject to publication for opposition and use of the mark.

     The Company has also filed applications, in the United States and Canada, to register the word mark FLUOREMIN for toothpaste. Each of such applications has been allowed, subject to use of the mark.

     In connection with its trademark protection and registration program, the Company acquired from a third party its rights in and to the mark ENAMELINE, for use in connection with chewing gum, including the United States registration for such mark. The assignment was made on a quitclaim basis without any representations or warranties as to the validity or subsistence of the rights and registration so assigned, and the Company may or may not make use of the mark ENAMELINE.

  Proprietary Information

     Much of the Company's technology is dependent upon the knowledge, experience and skills of key scientific and technical personnel. To protect rights to its proprietary know-how and technology, Company policy requires all employees and consultants to execute confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company. These agreements also require disclosure and assignment to the Company of discoveries and inventions made by such persons while devoted to Company activities. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. In addition, it is possible others may infringe the patent rights of the Company. See "Risk Factors -- Protection of Proprietary Technology and Information."

LIABILITY INSURANCE

     The Company's business involves exposure to potential product liability risks that are inherent in manufacturing and marketing of pharmaceutical products. Although the Company has not experienced any product liability claims to date, any such claims could have a material adverse impact on the Company. See "Risk Factors -- Product Liability." The Company currently has general liability insurance with coverage limits of $1.0 million per occurrence and $2.0 million on an annual aggregate basis and product liability insurance with coverage limits of $6.0 million per occurrence and $7.0 million on an aggregate basis. While the Company's insurance polices provide coverage on a "per occurrence" basis and are subject to annual renewal, there can be no assurance that the Company will be able to maintain such insurance on acceptable terms, that the Company will be able to secure increased coverage or that any insurance will provide adequate protection against potential liabilities.

PERSONNEL

     The Company presently has 11 full-time employees and one part-time employee.

PROPERTIES

     The Company currently subleases office facilities located at 15 Kimball Avenue, Yonkers, New York from an affiliate. Commencing on January 1, 1996, the Company obtained a one year lease of an additional 1,300 square feet of space at its current address. See "Certain Transactions." The Company leases its laboratory facilities in East Brunswick, New Jersey pursuant to a five year lease expiring December 31, 1998. The leased premises are approximately 4,000 square feet. The Company believes that its current properties are sufficient for its administrative and research and development needs for the foreseeable future. Since the Company presently intends to rely on outside manufacturers to manufacture its products, it does not have a manufacturing facility. See "Risk Factors -- Dependence on Others to Manufacture" and "Business -- Manufacturing."

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding the Company's directors and executive officers.

              NAME                AGE                             POSITION
--------------------------------  ---   -------------------------------------------------------------
Dr. Steven R. Fox...............  42    Chairman of the Board and Chief Executive Officer
D. Brooks Cole..................  56    President and Chief Operating Officer
Norman Usen.....................  55    Vice President-Operations, Vice President-Product Development
                                        and Secretary
Anthony E. Winston..............  51    Vice President-Technology and Clinical Research
Edwin Diaz......................  33    Vice President-Finance, Chief Financial Officer and Treasurer
Dr. S.N. Bhaskar................  73    Director
Dr. Bert D. Gaster..............  68    Director
Richard A. Gotterer.............  33    Director
Eric D. Horodas, Esq............  43    Director

     The business experience, principal occupations and employment, as well as the periods of service, of each of the directors and executive officers of the Company during at least the last five years are set forth below.

     Steven R. Fox, D.D.S., F.I.C.D., F.A.C.D., is the founder of the Company, and has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since June 1992. From June 1992 through December 1995 and from June 1992 through August 1996, respectively, Dr. Fox was also the Company's President and Treasurer. Dr. Fox is a member of the faculty of the Harvard School of Dental Medicine. Since July 1978, Dr. Fox has been a practicing dentist and currently practices dentistry on a part-time basis. Dr. Fox was an Assistant Clinical Professor at New York University's College of Dentistry from 1979 to 1987. Dr. Fox has been active in various professional organizations, including the International Dental Research Society, the American Dental Association and the Ethics Committee of the Ninth District Dental Society. See "Management -- Employment and Consulting Agreements."

     D. Brooks Cole has been the President and Chief Operating Officer of the Company since January 1996. Commencing in September 1993, Mr. Cole was retained by the Company as a consultant. Mr. Cole has over 25 years of experience in the marketing of over-the-counter drugs, oral care products and cosmetics. Mr. Cole was employed by the Mentholatum Company, Inc., an over-the-counter drug company, in various positions from 1980 to 1993, most recently as President of the United States Division, and a member of the Executive Committee and the Board of Directors from 1983 to 1993. He was employed at Avon Products, Inc., a cosmetics company, in various positions from 1971 to 1980, most recently as a Vice President from 1976 to 1980. Mr. Cole was employed at Vick Chemical Company, a consumer drug company, and served in several sales, promotion and product marketing positions from 1961 to 1971. Mr. Cole was a Vice President of the Non-Prescription Drug Manufacturers Association and served on its Board of Directors and Executive Committee from 1990 to 1993. See
"Management -- Employment and Consulting Agreements."

     Norman Usen had been the Vice President-Research and Development and Product Development of the Company since July 1993. In May 1995, Mr. Usen became the Company's Vice President-Product Development, Vice President-Operations and Secretary. Mr. Usen specializes in consumer product development and has over 30 years of experience in product development, contract manufacturing and consumer research. He had substantial responsibility for the development of Arm & Hammer Toothpaste and Toothpowder for Church & Dwight Co., Inc. from 1982 to 1991. Since 1992, Mr. Usen, as President and sole stockholder of Nu-Products, Inc. ("NP"), has been an independent consultant. From August 1993 through April 1995, NP was retained by the Company as a consultant on a part-time basis to coordinate product development. See "Management -- Employment and Consulting Agreements."

     Anthony E. Winston has been the Vice President-Technology and Clinical Research since January 1995. Mr. Winston has over 25 years of technology development and clinical research experience most recently as Technical Director for Church & Dwight Co., Inc. where he was responsible for technology development, clinical research, ADA and FDA interface, claim substantiation and patent protection for Arm & Hammer's baking soda toothpastes, including the introduction of Peroxy Care(R). Mr. Winston was employed at Church & Dwight Co., Inc. from 1970 to 1995. Mr. Winston is the holder or co-holder of more than 60 United States patents, of which 14 are for toothpaste products, with two additional oral care patents pending. See "Management -- Employment and Consulting Agreements."

     Edwin Diaz has been the Vice President-Finance, Chief Financial Officer and Treasurer of the Company since August 1996. Prior to joining the Company, Mr. Diaz was the Corporate Controller of NYCOR, Inc., a manufacturer of devices used in heating and cooling systems, from 1994 to 1996 and the Controller of Lancer Industries, Inc., a company specializing in the acquisition of distressed and under-performing companies, from 1990 until 1994. Mr. Diaz was employed by the Alfieri Organization, a real estate development company, as Assistant Controller from 1988 until 1990 and by the accounting firm of Arthur Young & Company from 1986 until 1988. Mr. Diaz is a certified public accountant. See
"Management -- Employment and Consulting Agreements."

     S.N. Bhaskar, D.D.S., M.S., Ph.D., Major General U.S. Army (Ret.) has been a director of the Company since August 1994 and the Chairman of the Scientific Advisory Board since August 1992. Since 1981, Dr. Bhaskar has been in a private dental practice in Monterey and Salinas, California. From January 1955 to December 1980, Dr. Bhaskar was Major General, Dental Corps in the United States Army, Assistant Surgeon General for Dental Services of the United States Army and Chief of the United States Army Dental Corps. He is an Honorary Fellow of the Academy of General Dentistry, a Diplomat to the American Board of Oral Medicine and the American Board of Oral Pathology, and a member of the Dental Research Advisory Committee to the United States Army. Dr. Bhaskar is a former Vice Chairman of Atrix Laboratories, Inc. and a consultant to the Board of Directors at Vipont, Inc., a publicly-traded company engaged in the development and marketing of oral care products.

     Bert D. Gaster, D.D.S., M.S.D. has been a director of the Company since November 1992 and is a tenured Associate Professor at New York University's College of Dentistry. Dr. Gaster has held various faculty positions with New York University's College of Dentistry since 1972, including that of Clinic (Module) Director for nine years. Dr. Gaster is a member of the American College of Prosthodontics, has served on the Budget Policy Development Committee and currently is a Director of the New York University Dental Alumni Association. Dr. Gaster is currently an attending Prosthodontist with four hospitals in the New York metropolitan area.

     Richard A. Gotterer has been a director of the Company since November 1992 and has been a portfolio manager of fixed income securities at Schroder Wertheim Investment Services, a division of Schroder Wertheim & Co., an investment banking firm, since September 1993. Mr. Gotterer was a private investor from June 1990 through August 1993. Mr. Gotterer was the Vice President of Finance and Chief Financial Officer of Channel American LPTV Holdings, Inc., an entertainment company, from February 1988 to May 1990.

     Eric D. Horodas, Esq. has been a director of the Company since November 1992. Mr. Horodas is President of Markev Realty Corporation, and is Vice President and Secretary of Baco Realty Corporation, both of which are actively engaged in originating, managing and servicing commercial real estate and mortgage investments. He has also been acting as a consultant to various insurance regulators and insurance industry members in connection with the restructuring and rehabilitation of financially troubled insurance companies since October 1993. Mr. Horodas was a founding partner and member of the Management Committee of the law firm of Rubinstein & Perry, from February 1988 until October 1993.

     All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualify. Officers are elected annually by, and serve at the discretion of, the Board of Directors.

SCIENTIFIC ADVISORY BOARD

     The Company has established a five-member Scientific Advisory Board (the "SAB"). Each member is a distinguished chemist or dental researcher chosen for his continuing commitment to chemistry and dental science. The SAB provides expertise and advice to the Company in several areas including guidance for the ethical and scientific conduct of the scientific testing of the Company's proposed products. The SAB also works in cooperation with the Company and the scientists at the American Dental Association's Paffenbarger Research Center at the United States Government's National Institute of Standards and Technology, where the ADAHF Patented Technology was developed.

     Consulting compensation at annual rates ranging from $5,000 to $15,000 are paid to certain members of the SAB. In addition, the Company intends to grant, from time to time, stock options to members of the SAB. See
"Management -- Employee Benefit Plans" for a description of options already granted to certain SAB members. SAB members are elected annually by, and serve at the discretion of, the Board of Directors. Currently, the members of the SAB are as follows:

     S.N. Bhaskar, D.D.S., M.S., Ph.D., Major General United States Army (Ret.) serves as the Chairman of the SAB and is also a member of the Company's Board of Directors. See "Management -- Directors and Executive Officers."

     Robert Bruce Merrifield, Ph.D. is the recipient of the 1984 Nobel Prize in Chemistry as well as numerous other scientific honors, and has been the John D. Rockefeller, Jr. Professor at The Rockefeller University since 1966. He has been a member of the faculty at The Rockefeller Institute for Medical Research since 1963. Dr. Merrifield is a member of the American Chemical Society, American Society of Biological Chemists, American Institute of Chemists and the National Academy of Sciences. Dr. Merrifield has been the Nobel Guest Professor, Uppsala, Sweden.

     Ming S. Tung, Ph.D. is the inventor of the ADAHF Patented Technology licensed to the Company, and has been the Project Leader on the chemistry of calcium phosphates, prevention of dental caries, and coatings of the tooth research projects at the American Dental Association Health Foundation Paffenbarger Research Center, National Institute of Standards and Technology, since 1974.

     Joseph L. Henry, D.D.S., M.S., Ph.D., F.A.C.D., F.R.S.H., F.I.C.D. has held faculty positions at the Harvard School of Dental Medicine, including Interim Dean for the Dental School and Associate Dean for Government and Community Affairs, since 1975. In December 1994, Dr. Henry retired as Associate Dean at the Harvard School of Dental Medicine, and Professor and Chairman of the Department of Oral Diagnosis and Oral Radiology at the Harvard School of Dental Medicine. Dr. Henry held various faculty positions at Howard University College of Dentistry from 1953 to 1975, and served as Dean for nine years.

     Jason Michael Tanzer, D.M.D., Ph.D., F.A.C.D. has been a Professor and head of the Division of Oral Medicine, Department of Oral Diagnosis, at the University of Connecticut School of Dental Medicine since 1977, and a Professor, Department of Laboratory Medicine, University of Connecticut School of Medicine since 1979. Dr. Tanzer was the recipient of the Basic Research in Oral Science Award in April 1973 and the Dental Caries Research Award in March 1985, both from the International Association for Dental Research.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee, established in July 1993, currently consists of Dr. Bhaskar and Mr. Gotterer (Chairman). The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, review the scope of their annual audit and other services they are asked to perform, review the report on the Company's financial statements following the audit, review the accounting and financial policies of the Company and review management's procedures and policies with respect to the Company's internal accounting controls.

     The Compensation Committee, also established in July 1993, currently consists of Dr. Gaster and Mr. Horodas (Chairman). The functions of the Compensation Committee are to review and approve salaries, benefits and bonuses for all executive officers of the Company, and to review and recommend to the Board of Directors matters relating to employee compensation and employee benefit plans. The Compensation Committee also administers the Plan. See "Management -- Employee Benefit Plans."

EXECUTIVE COMPENSATION

     The table below summarizes the compensation received by the Company's Chief Executive Officer and Vice President -- Technology and Clinical Research ("named executive officers") for services rendered during the fiscal years ended December 31, 1995, 1994 and 1993. No other executive officer of the Company received compensation in excess of $100,000 during such years.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                         ------------
                                                                 ANNUAL COMPENSATION      SECURITIES
                       NAME AND                                 ----------------------    UNDERLYING
                 PRINCIPAL POSITION(1)                   YEAR   SALARY ($)   BONUS ($)    OPTION (#)
-------------------------------------------------------  ----   ----------   ---------   ------------
Steven R. Fox..........................................  1995    $  75,000    $10,000        450,000
  Chairman of the                                        1994       75,000         --             --
  Board, President                                       1993       75,000         --             --
  and Chief Executive Officer(2)
Anthony E. Winston.....................................  1995    $ 129,875         --        160,000
  Vice President --                                      1994           --         --             --
  Technology and                                         1993           --         --             --
  Clinical Research(3)

---------------
(1) See "Management -- Employment and Consulting Agreements" for a description of Dr. Fox's employment agreement with the Company as Chairman of the Board and Chief Executive Officer which commenced on January 1, 1994; Anthony E. Winston's employment agreement with the Company as the Company's Vice President-Technology and Clinical Research which commenced on January 1, 1995; D. Brooks Cole's employment agreement with the Company whereby Mr. Cole became the Company's President and Chief Operating Officer as of January 1, 1996; Norman Usen's employment agreement with the Company as the Company's Vice President -- Research and Development and Vice
    President -- Operations; and Edwin Diaz's employment agreement with the Company as the Company's Vice President -- Finance, Chief Financial Officer and Treasurer.

(2) Dr. Fox resigned as the Company's President effective on January 1, 1996.

(3) Mr. Winston became the Company's Vice President -- Technology and Clinical Research as of January 24, 1995.

     The following table sets forth the individual grants of stock options made during the fiscal year ended December 31, 1995 to each of the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                           ------------------------------------------------------     POTENTIAL REALIZABLE
                                          PERCENT                                             VALUE
                           NUMBER OF      OF TOTAL                                  AT ASSUMED RATES OF STOCK
                           SECURITIES     OPTIONS                                      PRICE APPRECIATION
                           UNDERLYING     GRANTED         EXERCISE                     FOR OPTION TERM(1)
                            OPTIONS     TO EMPLOYEES      OR BASE      EXPIRATION   -------------------------
          NAME             GRANTED(#)  IN FISCAL YEAR   PRICE ($/SH)      DATE        5%($)          10%($)
-------------------------  ---------   --------------   ------------   ----------   ----------     ----------
Steven R. Fox............   450,000         48.0%          $ 3.00        05/31/00   $2,956,365     $3,761,040
Anthony E. Winston.......   150,000         16.0             1.33        12/31/04    1,595,608      2,437,114
                             10,000          1.1             4.00        06/14/05       82,383        143,634

---------------
(1) The potential realizable value through the expiration date of the options has been determined on the basis of the anticipated initial public offering price, compounded annually over the remaining term of the respective option, net of exercise price. These values have been determined based upon assumed rates of appreciation and are not intended to forecast the possible future appreciation, if any, of the price or value of the Company's Common Stock.

     The following table sets forth the number of exercisable or vested and unexercisable or unvested options during the fiscal year ended December 31, 1995 held by each of the named executive officers and the year-end value of such unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                        VALUE OF
                                                                NUMBER OF              UNEXERCISED
                                                               UNEXERCISED            IN-THE-MONEY
                                                                OPTIONS AT               OPTIONS
                                                            FISCAL YEAR-END(#)    AT FISCAL YEAR-END($)
                                                               EXERCISABLE/           EXERCISABLE/
                          NAME                                UNEXERCISABLE           UNEXERCISABLE
---------------------------------------------------------  --------------------   ---------------------
Steven R. Fox............................................        450,000/0            $ 2,250,000/0
Anthony E. Winston.......................................        160,000/0              1,040,500/0

COMPENSATION OF DIRECTORS

     Members of the Board of Directors presently receive no remuneration for acting in that capacity. The Company anticipates that upon completion of this offering, each non-employee director will receive $500 for attendance at each meeting plus reimbursement for expenses for each meeting attended. See "Management -- Employee Benefit Plans" and "-- Employment and Consulting Agreements" for a description of options granted to members of the Board of Directors. It is anticipated that each member of the Audit Committee and the Compensation Committee will receive $250 for each meeting attended together with reimbursement of expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Bert D. Gaster and Mr. Eric D. Horodas served as members of the Company's compensation committee during the last completed fiscal year. There are no compensation committee (or board of directors) interlock relationships with respect to the Company.

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company has entered into an employment agreement with Dr. Steven R. Fox, pursuant to which Dr. Fox is employed as Chairman of the Board of Directors and Chief Executive Officer for a term of five years commencing on January 1, 1994. The agreement, as amended, provides that Dr. Fox shall devote such time to the Company as necessary to perform his responsibilities thereunder, but no less then forty hours per week, in consideration of an annual salary of $75,000, which increased to $175,000 per year in January 1996. The employment agreement acknowledges that Dr. Fox shall be entitled to maintain his dental practice and see patients on a basis that does not interfere with the performance of his duties thereunder. Dr. Fox continues to practice dentistry on a part-time basis. Pursuant to the agreement, if Dr. Fox opposes a change of control of the Company, as defined in the agreement, and thereafter elects to terminate his employment with the Company, he is entitled to a one time payment of either (i) two and nine-tenths (2.9) times the sum of Dr. Fox's current base annual salary plus any amounts due to him under the Company's Incentive Compensation Plan if a majority of the Company's Board of Directors opposed the change of control or
(ii) two and one-half (2.5) times the sum of Dr. Fox's current base annual salary plus any amounts due to him under the Company's Incentive Compensation Plan if a majority of the Company's Board of Directors voted in favor of the change of control. However, such payment shall not exceed the maximum payment permitted by Section 280G of the Internal Revenue Code of 1986, as amended. Pursuant to the Company's Incentive Compensation Plan, Dr. Fox shall be entitled to 50% of all amounts allocated to such plan. See "Management -- Employee Benefit Plans."

     The Company has entered into an employment agreement with D. Brooks Cole, pursuant to which Mr. Cole is employed as President and Chief Operating Officer. The agreement, as amended, provides that

Mr. Cole is required to devote all of his business time to the Company in consideration of an annual salary of $150,000, subject to adjustment. In addition, Mr. Cole will be entitled to 15% of all amounts allocated to the Company's Incentive Compensation Plan. Mr. Cole serves at the pleasure of the Board of Directors; however, if the Company elects to terminate the agreement, Mr. Cole is entitled to six months severance pay including all salary and benefits. Pursuant to the employment agreement, Mr. Cole was granted seven-year options to purchase 99,000 shares of Common Stock at an exercise price equal to $3.00 per share, immediately exercisable from the date of the grant, and expiring seven years thereafter. Prior to the commencement of this agreement, Mr. Cole had been retained by the Company on a consulting basis at a rate of $3,000 per month, plus, for the period from July 1994 through July 1995, 3,000 Common Stock options per month at an exercise price of $1.33 per share. Effective November 1, 1995, the consulting fee was increased to $4,000 per month.

     The Company has entered into an employment agreement with Norman Usen, pursuant to which Mr. Usen is employed full-time as Vice President-Product Development and Vice President-Operations for a term of three years commencing on May 1, 1995. The consulting agreement between the Company and NP terminated upon the commencement of Mr. Usen's employment agreement. Pursuant to the employment agreement, Mr. Usen will devote his full time to the Company in consideration of an annual salary of $105,000 the first year of the term, $115,000 the second year of the term, and $125,000 for the third year of the term. If Mr. Usen is terminated from the Company without cause, as defined in the agreement, then he will be entitled to continue to receive his salary and benefits until the end of the term of the agreement. As additional compensation, Mr. Usen will be entitled to 12.5% of all amounts allocated to the Company's Incentive Compensation Plan. Pursuant to the employment agreement, Mr. Usen was granted seven-year options to purchase an aggregate 90,000 shares of Common Stock at an exercise price equal to $1.33 per share. The options previously granted to NP were terminated and reissued to Mr. Usen. See "Certain Transactions."

     The Company has entered into an employment agreement with Anthony E. Winston, pursuant to which Mr. Winston is employed full-time as Vice President-Technology and Clinical Research for a term of two years commencing in January 1995. Pursuant to the employment agreement, Mr. Winston will devote his full time to the Company in consideration of an annual salary of $135,000. If Mr. Winston is terminated from the Company without cause, as defined in the agreement, then he shall be entitled to continue to receive his salary and benefits until the end of the term of the agreement. As additional compensation, Mr. Winston shall be entitled to 5% of all amounts allocated to the Company's Incentive Compensation Plan. Pursuant to the employment agreement, Mr. Winston was granted ten-year options to purchase an aggregate 150,000 shares of Common Stock at an exercise price equal to $1.33 per share.

     The Company has entered into an employment agreement with Edwin Diaz pursuant to which Mr. Diaz is employed full-time as Vice President-Finance and Chief Financial Officer at the discretion of the Company's Board of Directors. Pursuant to the employment agreement, Mr. Diaz will devote his full time to the Company in consideration of an annual salary of $89,000. In addition, Mr. Diaz will be entitled to not less than 5% of all amounts allocated to the Company's Incentive Compensation Plan. If the Company terminates Mr. Diaz's employment without cause, as defined in the agreement, he will be entitled to six months' severance pay, including all salary and benefits. If, after a change of control of the Company, Mr. Diaz's employment is terminated without cause or he terminates his employment, he will be entitled to receive one year's compensation, including salary and benefits. In connection with his employment, Mr. Diaz was granted options to purchase 25,000 shares of the Company's Common Stock at an exercise price equal to the public offering price or $8.00 per share if the public offering is not consummated by January 1, 1997, half of which vest on the first anniversary of his employment and the balance of which vest on the second anniversary of his employment.

EMPLOYEE BENEFIT PLANS

  1993 Stock Option Plan

     In July 1993, the Board of Directors adopted the Plan which was approved by the Company's stockholders in September 1993. The Plan provides for the grant to qualified employees (including officers and directors) of the Company of options to purchase shares of Common Stock. A total of 1,500,000 shares of Common Stock have been reserved for issuance upon exercise of stock options granted under the Plan. The

Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Committee") whose members are not entitled to receive options under the Plan (excluding options granted exclusively for directors fees). The Committee has complete discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the Plan. Options granted under the Plan may or may not be "incentive stock options" as defined in Section 422 of the Internal Revenue Code ("Incentive Options") depending upon the terms established by the Committee at the time of grant, but the exercise price of options granted may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is an Incentive Option granted to an employee who owns more than 10% of the outstanding Common Stock). Options may not be exercised more than 10 years after the grant (five years if the grant is an Incentive Option to any employee who owns more than 10% of the outstanding Common Stock). Options granted under the Plan are not transferable and may be exercised only by the respective grantees during their lifetimes or by their heirs, executors or administrators in the event of death. Under the Plan, shares subject to canceled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

     As of the date of this Prospectus, the Company has granted options exercisable for periods of three to ten years to purchase an aggregate of 1,233,806 shares of Common Stock, at an exercise price ranging from $1.33 to $8.00 per share, to certain employees, officers and directors of the Company, including options to purchase an aggregate of 450,000 shares granted to the Company's Chairman of the Board at $3.00 per share, options to purchase an aggregate of 130,515 shares granted to other members of the Company's Board of Directors at prices ranging from $3.06 to $3.68 per share, and options to purchase an aggregate of 47,079 shares granted to members of the Company's Scientific Advisory Board other than members of the Company's Board of Directors at prices ranging from $2.00 to $4.40 per share. See "Management -- Employment and Consulting Agreements" for a description of options granted to an affiliate of an officer of the Company.

INCENTIVE COMPENSATION PLAN

     The Company has established a five-year incentive compensation program to award officers and key employees for their efforts on behalf of the Company as measured by yearly increases in the net income (before income taxes and extraordinary items) generated by the Company. The program provides for incentive compensation utilizing an objective formula based upon guidelines in accordance with the Company's goals. The Company will establish a yearly bonus pool commencing with the closing date of the offering, equal to five percent of its net income before income taxes including the amount provided for by the incentive compensation plan, and extraordinary items ("ICP Income"), to be distributed to officers and key employees. For the subsequent four fiscal years, such bonus pool shall only be established in the event the Company's ICP Income equals or exceeds by at least 5% the Company's ICP Income for the prior fiscal year. Amounts remaining in the yearly bonus pool which are not distributed do not carry over into the subsequent year's pool. The maximum amount an executive or key employee may receive from the bonus pool is limited to two times such person's salary.

INDEMNIFICATION

     Pursuant to the Company's Certificate of Incorporation and By-laws, officers and directors of the Company shall be indemnified by the Company to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers or directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of the Company, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act. The Company and the Underwriters have agreed to indemnify each other (including officers and directors) against certain liabilities, including liabilities under the Securities Act. See "Underwriting." Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of July 31, 1996, and as adjusted to reflect the sale of 2,000,000 shares of Common Stock offered hereby, certain information, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each named executive officer and (iv) all directors and executive officers as a group:

                                                                                  PERCENTAGE OF
                                                           AMOUNT AND       OUTSTANDING SHARES OWNED
                                                           NATURE OF       ---------------------------
                    NAME AND ADDRESS                       BENEFICIAL        BEFORE           AFTER
                  OF BENEFICIAL OWNERS                    OWNERSHIP(1)     OFFERING(2)     OFFERING(3)
--------------------------------------------------------- ------------     -----------     -----------
Dr. Steven R. Fox(4)(5)..................................   3,543,240          62.7%           46.3%
Dr. Bert D. Gaster(6)....................................      21,753         *               *
Mr. Richard A. Gotterer(6)...............................      87,012           1.7%            1.2%
Eric D. Horodas, Esq.(6)(7)..............................     105,762           2.0%            1.5%
Dr. S.N. Bhaskar(8)......................................      65,256           1.2%          *
Anthony E. Winston(9)....................................     160,000           3.0%            2.2%
All directors and executive officers as a group (8
  persons)(10)...........................................   4,316,785          68.7%           52.1%

---------------
  * Represents less than 1%.

 (1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

 (2) Based on 5,200,378 shares issued and outstanding, after giving effect to the automatic conversion of 558,399 shares of Series A Preferred Stock into 558,399 shares of Common Stock.

 (3) Based on 7,200,378 shares issued and outstanding.

 (4) The address of Dr. Fox is c/o Enamelon, Inc., 15 Kimball Avenue, Yonkers, NY 10704.

 (5) Includes 36,348 shares held in trust for the benefit of Dr. Fox's minor children. Also includes 450,000 shares issuable upon exercise of currently exercisable stock options.

 (6) Includes 21,753 shares issuable upon exercise of currently exercisable stock options.

 (7) Includes 9,375 shares issuable upon exercise of warrants.

 (8) Includes 65,256 shares issuable upon exercise of currently exercisable stock options.

 (9) Includes 160,000 shares issuable upon exercise of currently exercisable stock options.

(10) Includes 1,074,277 shares issuable upon exercise of currently exercisable stock options and 9,375 shares issuable upon exercise of currently exercisable warrants.

     By virtue of his ownership of shares of Common Stock and position with the Company, Dr. Steven R. Fox may be deemed a "parent" and a "founder" of the Company as such terms are defined under the federal securities laws.

                              CERTAIN TRANSACTIONS

     The Company has subleased its office facilities without a written agreement, since December 1, 1992, from Dr. Steven R. Fox, the Chairman of the Board, at a rent of $600 per month. Commencing January 1, 1996 for a period of one year, the Company entered into a lease with a relative of Dr. Fox for additional office facilities at a rent of $2,500 per month. See
"Business -- Properties" for a description of such facilities.

     For information concerning employment and consulting agreements with, and compensation of, the Company's executive officers and directors, see "Management -- Executive Compensation," "-- Employment and Consulting Agreements" and "-- Employee Benefit Plans."

     The Company believes that the terms of each of the foregoing transactions and those which will exist after the consummation of the offering are no less favorable to the Company than could have been obtained from non-affiliated third parties, although no independent appraisals were obtained. In the future, all transactions between the Company and its affiliates will also be on terms which the Company believes will continue to be no less favorable to the Company than the Company could obtain from non-affiliated parties.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue 20,000,000 shares of Common Stock, $0.001 par value per share, of which 5,200,378 shares (assuming the automatic conversion of 558,399 shares of Series A Preferred Stock into 558,399 shares of Common Stock) are currently outstanding and held of record by approximately 225 holders. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in the assets of the Company available upon liquidation, dissolution or winding up. The holders of shares of Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors. If the officers and directors of the Company were to exercise all of their presently exercisable warrants and options, they would continue to control a majority of the votes following completion of the offering. After the completion of this offering, they would be entitled to vote 52.1% of the shares of Common Stock, and, accordingly, in all likelihood they will be able to elect all of the Company's directors. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

     The Company is authorized by its Amended Certificate of Incorporation to issue 5,000,000 shares of Preferred Stock, $0.01 par value per share. Pursuant to the Company's Certificate of Designation, 827,250 shares have been designated as Series A Preferred Stock, of which 558,399 shares were previously issued. By their terms, all shares of Series A Preferred Stock then outstanding shall automatically be converted into Common Stock upon (i) the consummation of a firm underwritten public offering of the Company's Common Stock at a price of at least $7.00 per share (ascribing no value to any warrants or other securities sold if the Common Stock is sold in units), which results in aggregate gross proceeds to the Company of not less than $10,000,000 or (ii) a merger, consolidation or sale of all or substantially all of the assets of the Company, which results in the Company or all of the holders of Common Stock receiving consideration per share of Common Stock so owned of at least $7.00, at the conversion price per share with respect to the Series A Preferred Stock then in effect immediately prior to the consummation of such event. Therefore, all 558,399 issued and outstanding shares of Series A Preferred Stock will be automatically converted into 558,399 shares of Common Stock upon consummation of this offering. Accordingly, following the completion of the offering and the automatic conversion of the outstanding shares of Series A Preferred Stock into shares of Common Stock, there will be 268,851 shares of Series A Preferred Stock authorized of which none shall be outstanding.

LIMITATIONS UPON TRANSACTIONS WITH "INTERESTED STOCKHOLDERS"

     Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own), 15% or more of the corporation's voting stock. The restrictions of Section 203 do not apply, among other things, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Amended Certificate of Incorporation and By-laws do not currently contain any provisions electing not to be governed by Section 203 of the Delaware General Corporation Law. The provisions of Section 203 of the Delaware General Corporation Law may have a depressive effect on the market price of the Common Stock because they could impede any merger, consolidating takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is North American Stock Transfer Co.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of shares by current stockholders could adversely affect the price of the Company's Common Stock. Upon completion of this offering, the Company will have 7,200,378 shares of Common Stock outstanding (7,500,378 shares if the Underwriters' over-allotment option is exercised in full), of which 5,200,378 shares of Common Stock (72.2% of the shares to be outstanding) were issued by the Company in private transactions. In addition, the Company has reserved for issuance 1,233,806 shares upon exercise of options granted under the Plan, 266,194 shares upon the exercise of options to be granted under the Plan, 810,652 shares for issuance upon exercise of outstanding warrants and up to 200,000 shares for issuance upon exercise of the Representatives' Warrants. Of the shares of Common Stock to be issued and outstanding after this offering, the 2,000,000 shares of Common Stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144. The remaining 5,200,378 outstanding shares of Common Stock are "restricted securities," as that term is defined under Rule 144, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. Approximately 3,785,000 of such shares will be eligible for sale under Rule 144 commencing no later than 90 days following the completion of this offering. The remaining shares will be eligible for sale between May 1997 through January 1998.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person deemed to be an "affiliate" of the Company, who has beneficially owned his or her shares for at least two years is entitled to sell within any three-month period that number of restricted securities that does not exceed the greater of one percent of the then outstanding shares of Common Stock (72,004 shares based on the number of shares to be outstanding after the offering), or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are further subject to certain restrictions relating to the manner of sale, notice and the availability of current public information about the Company. After three years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such shares may be sold without limitations by persons who have not been affiliates of the Company for at least three months.

     Rule 701 under the Securities Act provides that, beginning 90 days after the date of this Prospectus, shares of Common Stock acquired on the exercise of outstanding employee options may be resold by persons other than affiliates subject only to the manner of sale provisions of Rule 144, and by affiliates subject to all provisions of Rule 144 except its two-year minimum holding period. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register shares of Common Stock subject to stock options granted under the Plan.

     The Company has agreed not to register, issue, sell or otherwise dispose of any of its securities, subject to certain exceptions, for a period of 180 days from the date of this Prospectus without the prior written consent of the Representative. The Company's officers, directors and principal stockholders have agreed (i) not to, directly or indirectly, issue, agree or offer publicly to sell, grant an option for the purchase or sale of, assign, transfer, pledge, hypothecate, distribute or otherwise encumber or dispose of, any shares of Common Stock or other equity securities of the Company or other securities convertible into or exercisable for such shares of Common Stock or other equity securities for 180 days from the date of this Prospectus without the prior written consent of the Representative and (ii) not to register any shares held by them for a period of 180 days from the date of this Prospectus.

REGISTRATION RIGHTS

     The holders of 211,875 shares of Common Stock and warrants to purchase 152,814 shares of Common Stock of the Company at an exercise price $1.33 per share have been granted certain incidental registration rights relating to the underlying Common Stock. These securities were purchased in private transactions with the Company in September 1994 and May 1995. The piggyback registration rights expire on June 30, 1997 and do not apply to registrations relating to initial public offerings, mergers, acquisitions or pursuant to Form S-8 (or any successor form).

     At any time (subject to certain limitations) at least six months after the Company completes an initial public offering, the holders of at least 40% of the Common Stock issued or issuable upon conversion of the Series A Preferred Stock have three "demand" registration rights for a period of five years after such offering and unlimited demand registration rights for a filing on Form S-3, provided the anticipated aggregate offering price in each such filing exceeds $500,000, for a period of five years after the issuance of the Series A Preferred Stock. The holders also have unlimited piggyback registration rights (subject to certain limitations) for a period of seven years exercisable until January 23, 2003. Such piggyback registration rights have been waived in connection with this offering.

     Prior to this offering, there has been no public trading market for the shares of Common Stock and there can be no assurance that a regular trading market will develop after this offering, or that if developed it will be sustained. In addition, no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of shares of Common Stock may be sold in the public market may adversely affect prevailing market prices for the shares of Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

     The Company intends to file a registration statement under the Securities Act to register the shares of Common Stock issued and reserved for issuance in compensatory arrangements and under its stock plan. Registration would permit the resale of such shares by non-affiliates in the public market without restriction under the Securities Act.

                                  UNDERWRITING

     The Underwriters below, for whom Rodman & Renshaw, Inc. ("Rodman") and GKN Securities Corp. are acting as Representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names:

                                 UNDERWRITER                               NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    Rodman & Renshaw, Inc................................................
    GKN Securities Corp..................................................
                                                                               ---------
              Total......................................................      2,000,000
                                                                               =========

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of Common Stock offered hereby if any are purchased.

     The Underwriters, through the Representatives, have advised the Company that they propose to offer the shares of Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the
Underwriters may allow to selected dealers a concession of $     per share and
that such dealers may reallow a concession of $     per share to certain other
dealers who are members of the National Association of Securities Dealers, Inc. After the public offering, the offering price and other selling terms may be changed by the Underwriters. The Common Stock has been approved for quotation on the Nasdaq National Market.

     The Company has granted to the Underwriters a 30-day over-allotment option to purchase from the Company up to an aggregate of 300,000 additional shares of Common Stock exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the above table bears to 2,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

     In connection with this offering, the Company has agreed to sell to the Representatives, for nominal consideration, warrants to purchase a number of shares of Common Stock equal to 10% of the shares of Common Stock sold in the offering, exclusive of any shares of Common Stock sold pursuant to the Underwriters' over-allotment option (the "Representatives' Warrants"). The
Representatives' Warrants are initially exercisable at a price of $     per
share of Common Stock (120% of the initial public offering price) for a period of four years, commencing one year from the effective date of the offering and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the effective date of the offering, except to officers, partners or successors of the Representatives. The exercise price of the Representatives' Warrants and the number of shares of Common Stock issuable upon exercise thereof are subject to adjustment under certain circumstances. The Representatives' Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Representatives' Warrants. The Representatives' Warrants are not redeemable by the Company, under any circumstances.

     In addition, the Representatives have a right of first refusal to perform services for the Company with respect to certain future transactions for a period of two years after the effective date of the offering.

     The holders of the Representatives' Warrants will have no voting, dividend or other rights as stockholders of the Company unless and until the exercise of such warrants. The number of securities deliverable upon any exercise of the Representatives' Warrants and the exercise price of such warrants are subject to adjustment to protect against any dilution upon the occurrence of certain events.

     During the exercise period, the Representatives and any transferee are given, at nominal cost, the opportunity to profit from a rise in the market price for the Common Stock, if any, at the expense of the Company's then stockholders. For the life of the Representatives' Warrants, the Company may be deprived of favorable opportunities to procure additional equity capital, if it should be needed for the purpose of the business of the Company, and the holders of the Representatives' Warrants may be expected to exercise such warrants at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by the sale of additional securities on terms more favorable than those provided in the Representatives' Warrants.

     The Company's executive officers, directors, principal stockholders and certain Series A Preferred Stockholders have agreed that they will not publicly sell or dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the Representatives. See "Shares Eligible for Future Sale."

     The Company has agreed to indemnify the Underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to certain payments that the Underwriters may be required to make in respect thereof.

     The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement and related documents, copies of which are on file at the offices of the Representatives, the Company and the Securities and Exchange Commission, forms of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price has been determined through negotiations between the Company and the Representatives. Such price was based on a number of factors, including, without limitation, estimates of the business potential and earnings prospects of the Company, the present state of the Company's development, an assessment of the Company's management, the consideration of the above factors in relation to market valuations of comparable companies, and the current condition of the industry and the economy as a whole.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Snow Becker Krauss P.C., New York, New York. Snow Becker Krauss P.C. owns 27,261 shares of Common Stock and SBK Investment Partners, a partnership consisting of members of Snow Becker Krauss P.C., owns 105,000 shares of Common Stock and holds an option to purchase 32,628 shares of Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York.

                                    EXPERTS

     The financial statements included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods indicated in their report appearing elsewhere herein and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 including all amendments thereto (the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus via the Electronic Data Gathering Analysis and Retrieval system ("EDGAR") and may be found on the Commission's web site at http://www.sec.gov. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.

     Following the effectiveness of the Registration Statement, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith the Company will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and the Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, upon payment of the fees prescribed by the Commission. Copies of all or any part of the Registration Statement (including the exhibits thereto) also may be obtained from the Public Reference Section of the Commission at the Commission's principal office in Washington, D.C., at the Commission's prescribed rates. Electronic filings made via EDGAR are publicly available through the Commission's web site referenced above.

     The Company intends to distribute to its stockholders annual reports containing audited financial statements certified by its certified public accountants and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                                    GLOSSARY

     The following glossary is intended to provide the reader with an explanation of certain terms used in this Prospectus.

ACTIVE INGREDIENT..........  Element responsible for the therapeutic activity of a product. However, other ingredients in the product may enhance the effectiveness of the active ingredient. In Enamelon toothpaste, the active ingredient is sodium fluoride.

CALCIUM....................  Important elemental constituent of teeth and bones.

CARIES.....................  An oral disease caused by the presence of cariogenic bacteria in plaque. Signs of the disease are lesions and/or cavities in the teeth.

CAVITY.....................  Area of the tooth where mineral loss, due to demineralization, has been extensive, resulting in collapse of the tooth structure. A cavity cannot be remineralized and must be filled by a dentist.

DEMINERALIZATION...........  Chemical process whereby acids, produced by cariogenic bacteria in plaque, dissolve and remove calcium and phosphate from tooth enamel and/or dentin, making the tooth weaker and more porous. If allowed to continue, demineralization will eventually cause the tooth structure to collapse and a cavity to be formed.

DENTIN.....................  An underlying tooth material that contains minerals and organic matter. Dentin is covered by enamel in the crown and cementum in the root.

ENAMELON TECHNOLOGIES......  The ADAHF Patented Technology together with the
                             Enamelon Proprietary Technology as described in "Prospectus Summary -- The Company."

FLUORIDE...................  Inorganic form of the element fluorine in combination with other elements.

INACTIVE INGREDIENT........  Element not responsible for the therapeutic activity of the product. Inactive ingredients may be important for other product attributes and may substantially enhance the effectiveness of the active ingredient.

INTERPROXIMAL LESIONS......  Lesions that occur between the teeth.

IN VITRO...................  Literally means "in glass" (Latin). Refers to experimental studies carried out under laboratory conditions that do not involve living species.

IN VIVO....................  Literally means "in life" (Latin). Refers to experimentation performed on live animals or humans.

IONS.......................  Dissolved particles bearing a positive or negative charge. Because of their charge, ions attract a sphere of water molecules around themselves, which helps to keep them in solution.

LESIONS....................  Defects in teeth resulting from loss of tooth mineral due to demineralization in localized areas of the tooth. Lesions often, but not always, show up as visible white or colored spots on teeth. They may or not be detected by x-rays.

PHOSPHATE..................  Combination of the elements phosphorous and oxygen in ionic form or part of an inorganic or organic compound. An important constituent of teeth and bones.

PLAQUE.....................  Soft sticky film formed on teeth and between teeth due to eating sugar-containing foods. Contains a very high concentration of bacteria.

PLAQUE ACIDS...............  Acidic materials formed by the break-down of sugars due to the action of plaque bacteria. Plaque acids, primarily lactic and acetic acid, are highly corrosive to the tooth mineral structure, and cause demineralization of the tooth.

PROFESSIONAL GELS..........  Therapeutic materials applied to the teeth for the prevention, arrestment, or reversal of lesions or cavities. Applied directly by a qualified dental practitioner or supplied to the user through a prescription supplied by a qualified dental practitioner.

REMINERALIZATION...........  Chemical process whereby calcium and phosphate, lost during demineralization, are replaced into tooth enamel and dentin, thereby rebuilding, restoring and restrengthening the tooth.

SODIUM FLUORIDE............  Compound consisting of the element sodium combined with the element flourine and which provides flouride ions when dissolved in water. Sodium flouride is an accepted active ingredient in anti-caries products for over-the-counter use.

TOOTH ENAMEL...............  Outer hard mineral layer of the crown, which is the part of the tooth that emerges from the gum.

VICKERS HARDNESS UNITS
  ("VHUS").................  A standard measure of surface hardness based on the size of indentation made by a diamond indenter.

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                    CONTENTS

Report of independent certified public accountants....................................    F-2
Financial statements:
     Balance sheets...................................................................    F-3
     Statements of operations.........................................................    F-4
     Statements of stockholders' equity...............................................    F-5
     Statements of cash flows.........................................................    F-6
     Notes to financial statements....................................................    F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Enamelon, Inc.
Yonkers, New York

     We have audited the accompanying balance sheets of Enamelon, Inc. (a development stage company) as of December 31, 1994 and 1995, and the related statements of operations and cash flows for each of the years in the three-year period ended December 31, 1995 and the statements of stockholders' equity for the period from June 9, 1992 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enamelon, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.




New York, New York                                BDO Seidman, LLP
April 5, 1996

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                    DECEMBER 31,                           PRO FORMA
                                             --------------------------     JUNE 30,       JUNE 30,
                                                1994           1995           1996           1996
                                             -----------    -----------    -----------    -----------
                                                                           (UNAUDITED)    (UNAUDITED)
ASSETS
CURRENT:
  Cash and cash equivalents (Note 1)......   $    50,097    $ 1,790,666    $ 2,449,690    $ 2,449,690
  Prepaid expenses and other assets.......         6,714         11,077         24,390         24,390
                                             -----------    -----------    -----------    -----------
     Total current assets.................        56,811      1,801,743      2,474,080      2,474,080
Equipment, less accumulated depreciation
  of $7,897, $20,545 and $32,505 (Note
  1)......................................        41,776         58,077        146,907        146,907
Deferred costs, less accumulated
  amortization of $12,383, $23,227 and
  $30,374 (Notes 1, 2 and 3)..............       155,495        172,157        493,469        493,469
Other assets -- security deposit..........        11,098          8,939          8,939          8,939
                                             -----------    -----------    -----------    -----------
                                             $   265,180    $ 2,040,916    $ 3,123,395    $ 3,123,395
                                             ===========    ===========    ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accrued expenses........................   $   114,652    $   173,939    $   342,341    $   342,341
                                             -----------    -----------    -----------    -----------
     Total current liabilities............       114,652        173,939        342,341        342,341
                                             -----------    -----------    -----------    -----------
Commitments (Notes 3, 6, 7 and 8)
Redeemable preferred stock, net of
  offering costs (Notes 3 and 8)..........            --             --      1,904,000             --
                                             -----------    -----------    -----------    -----------
STOCKHOLDERS' EQUITY (NOTE 4):
  Preferred stock, $0.01 par value --
     shares authorized 4,172,750; none
     issued or outstanding................            --             --             --             --
  Common stock, $0.001 par value -- shares
     authorized 20,000,000; issued and
     outstanding 3,784,800, 4,635,273,
     4,641,979 and 5,200,378..............         3,785          4,635          4,641          5,200
  Additional paid-in capital..............     1,279,408      4,055,925      4,082,743      5,986,184
  Accumulated deficit during the
     development stage....................    (1,132,665)    (2,193,583)    (3,210,330)    (3,210,330)
                                             -----------    -----------    -----------    -----------
     Total stockholders' equity...........       150,528      1,866,977        877,054      2,781,054
                                             -----------    -----------    -----------    -----------
                                             $   265,180    $ 2,040,916    $ 3,123,395    $ 3,123,395
                                             ===========    ===========    ===========    ===========

                See accompanying notes to financial statements.

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                               PERIOD FROM
                                  YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED         JUNE 9, 1992
                            -----------------------------------           JUNE 30,            (INCEPTION) TO
                              1993        1994         1995       -------------------------      JUNE 30,
                            ---------   ---------   -----------      1995          1996            1996
                                                                  -----------   -----------   --------------
                                                                  (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Expenses:
  Payroll and benefits....  $  98,749   $ 133,714   $   368,110    $ 142,512    $   412,250    $   1,020,620
  Research and testing....     92,059     147,412       274,864       74,518        325,786          840,121
  Administrative and
     other................    119,688     255,154       437,607      245,737        347,190        1,188,912
                            ---------   ---------   -----------    ---------      ---------      -----------
     Total expenses.......    310,496     536,280     1,080,581      462,767      1,085,226        3,049,653
Other charges (income):
  Interest and
     dividends............    (13,825)     (7,325)      (19,663)        (472)       (68,479)        (109,292)
  Write-off of deferred
     offering costs (Note
     1)...................         --     269,969            --           --             --          269,969
                            ---------   ---------   -----------    ---------      ---------      -----------
Net loss..................  $(296,671)  $(798,924)  $(1,060,918)   $(462,295)   $(1,016,747)   $  (3,210,330)
                            =========   =========   ===========    =========      =========      ===========
Pro forma net loss per
  common share (Note 1)...                               $(0.20)                     $(0.18)
                                                    ===========                   =========
Pro forma weighted average
  common shares
  outstanding.............                            5,328,176                   5,510,651
                                                    ===========                   =========

                See accompanying notes to financial statements.

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (NOTE 4)

                                                                                                  ACCUMULATED
                                                       COMMON STOCK           ADDITIONAL        DEFICIT DURING          TOTAL
                                                  ----------------------        PAID-IN         THE DEVELOPMENT     STOCKHOLDERS'
                                                   SHARES      PAR VALUE        CAPITAL              STAGE             EQUITY
                                                  ---------    ---------    ---------------    -----------------    -------------
Issuance of common stock in June and December
  1992..........................................  3,331,458     $ 3,331       $   111,684         $        --        $    115,015
Issuance of common stock for legal services
  rendered......................................      9,792          10            29,960                  --              29,970
Net loss........................................         --          --                --             (37,070)            (37,070)
                                                  ---------      ------        ----------         -----------         -----------
BALANCE, DECEMBER 31, 1992......................  3,341,250       3,341           141,644             (37,070)            107,915
Issuance of common stock at $3.06 per share in
  private placement, net of costs...............    293,619         294           868,648                  --             868,942
Issuance of common stock for legal services
  rendered......................................     17,268          17            63,348                  --              63,365
Net loss........................................         --          --                --            (296,671)           (296,671)
                                                  ---------      ------        ----------         -----------         -----------
BALANCE, DECEMBER 31, 1993......................  3,652,137       3,652         1,073,640            (333,741)            743,551
Issuance of common stock at $1.33 per share in
  private placement, net of costs...............    118,125         118           141,783                  --             141,901
Issuance of common stock for legal services
  rendered......................................     14,538          15            63,985                  --              64,000
Net loss........................................         --          --                --            (798,924)           (798,924)
                                                  ---------      ------        ----------         -----------         -----------
BALANCE, DECEMBER 31, 1994......................  3,784,800       3,785         1,279,408          (1,132,665)            150,528
Issuance of common stock at $1.33 per share in
  private placement, net of costs...............     93,750          94           124,906                  --             125,000
Issuance of common stock at $4.00 per share in
  private placement, net of costs...............    648,723         648         2,504,024                  --           2,504,672
Issuance of common stock for professional
  services rendered.............................    108,000         108           147,587                  --             147,695
Net loss........................................         --          --                --          (1,060,918)         (1,060,918)
                                                  ---------      ------        ----------         -----------         -----------
BALANCE, DECEMBER 31, 1995......................  4,635,273       4,635         4,055,925          (2,193,583)          1,866,977
Issuance of common stock for legal services
  rendered (unaudited)..........................      6,706           6            26,818                  --              26,824
Net loss (unaudited)............................         --          --                --          (1,016,747)         (1,016,747)
                                                  ---------      ------        ----------         -----------         -----------
BALANCE, JUNE 30, 1996 (UNAUDITED)..............  4,641,979     $ 4,641       $ 4,082,743         $(3,210,330)       $    877,054
                                                  =========      ======        ==========         ===========         ===========

                See accompanying notes to financial statements.

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE
                                              -------------------------------------              30,
                                                1993         1994          1995        ------------------------
                                              ---------    ---------    -----------      1995
                                                                                       ---------
                                                                                       (UNAUDITED)                  PERIOD FROM
                                                                                                                    JUNE 9, 1992
                                                                                                       1996        (INCEPTION) TO
                                                                                                    -----------    JUNE 30, 1996
                                                                                                    (UNAUDITED)    --------------
                                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................  $(296,671)   $(798,924)   $(1,060,918)   $(462,295)   $(1,016,747)    $ (3,210,330)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
       Write-off of deferred offering
          costs.............................         --      269,969             --           --             --          269,969
       Stock issued for services............         --           --        147,695      147,695         26,824          174,519
       Depreciation and amortization........      4,342       15,433         23,490       10,398         19,107           62,876
       Increase in prepaid expenses and
          other assets......................     (9,916)      (7,896)        (2,203)       8,165        (13,313)         (33,328)
       Increase in deferred costs...........         --           --             --           --             --           (1,133)
       Increase in accrued expenses.........     47,086       63,633         59,287      102,306        168,402          342,341
                                              ---------    ---------    -----------    ---------     ----------      -----------
       Net cash used in operating
          activities........................   (255,159)    (457,785)      (832,649)    (193,731)      (815,727)      (2,395,086)
                                              ---------    ---------    -----------    ---------     ----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment....................     (9,437)     (39,559)       (28,949)      (2,000)      (100,790)        (179,412)
  Patents, trademarks and licenses..........    (72,863)     (35,707)       (27,505)     (25,006)       (44,900)        (192,506)
                                              ---------    ---------    -----------    ---------     ----------      -----------
       Net cash used in investing
          activities........................    (82,300)     (75,266)       (56,454)     (27,006)      (145,690)        (371,918)
                                              ---------    ---------    -----------    ---------     ----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock........    868,942      141,901      2,718,459      125,000             --        3,844,317
  Proceeds from sale of preferred stock.....         --           --             --           --      2,004,000        2,004,000
  Offering costs............................    (73,958)     (75,520)       (88,787)          --       (383,559)        (631,623)
  Proceeds from loans.......................         --           --             --       52,625             --               --
                                              ---------    ---------    -----------    ---------     ----------      -----------
       Net cash provided by financing
          activities........................    794,984       66,381      2,629,672      177,625      1,620,441        5,216,694
                                              ---------    ---------    -----------    ---------     ----------      -----------
Net increase (decrease) in cash and cash
  equivalents...............................    457,525     (466,670)     1,740,569      (43,112)       659,024        2,449,690
Cash and cash equivalents, beginning of
  period....................................     59,242      516,767         50,097       50,097      1,790,666               --
                                              ---------    ---------    -----------    ---------     ----------      -----------
Cash and cash equivalents, end of period....  $ 516,767    $  50,097    $ 1,790,666    $   6,985    $ 2,449,690     $  2,449,690
                                              =========    =========    ===========    =========     ==========      ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH
  FINANCING ACTIVITIES:
  The Company issued common stock for
     professional services performed by
     unrelated parties......................  $  63,365    $  64,000    $   147,695    $ 147,695    $    26,824     $    331,854
                                              =========    =========    ===========    =========     ==========      ===========

                See accompanying notes to financial statements.

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE PERIODS ENDED JUNE 30, 1995 AND
                              1996 IS UNAUDITED.)

1. ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES

  Organization

     Enamelon, Inc. (a development stage company) (the "Company"), a Delaware corporation, was founded in June 1992 to take advantage of a technological development by scientists at the American Dental Association Health Foundation ("ADAHF"), a not-for-profit research affiliate of the American Dental Association. This technological development is the subject of four patents and one patent pending application owned by the ADAHF and has been licensed to the Company. The Company has developed additional technologies relating to the prevention of tooth decay before it begins and has five United States patent applications pending. The Company plans to develop and market dentifrices, chewing gum, food and confectionery products, employing such patented and/or patent pending technologies. To date, the Company has no material operations and its activities have been limited to finalization of domestic and foreign patent agreements, organizational and initial capitalization activities, and assisting in the research and development of prototype dentifrice products. Once the effectiveness of the initial toothpaste formulas are determined, full scale development activities will commence to establish the commercial viability of such products.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of cash, prepaid expenses and accrued expenses approximate fair value because of the short maturity of these items.

  Cash and Cash Equivalents

     Cash and cash equivalents are comprised of highly liquid debt instruments with original maturities of three months or less, principally Treasury Bills and money market accounts.

  Equipment

     Equipment is stated at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method.

  Deferred Costs

     Organization costs are amortized using the straight-line method over a sixty-month period.

     Licensing costs and patent rights are amortized using the straight-line method over seventeen years, which is the term of the licensing agreements and the estimated useful lives of the patents, respectively.

     Trademarks are being amortized using the straight-line method over seventeen years.

     Deferred offering costs related to a proposed private placement had been deferred until the proceeds of the private placement were raised. Since the related private placement transaction did not occur as expected, these costs were expensed in 1994.

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     Deferred offering costs related to a proposed public offering pending as of June 30, 1996 will be charged against the proceeds of the offering. If the offering is not consummated as expected, such costs will be expensed.

  Income Taxes

     Income taxes are computed in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires, among other things, a liability approach to calculating deferred income taxes. SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets must be reduced by a valuation allowance to amounts expected to be realized.

  Earnings Per Share

     Earnings per share are presented for 1995 and the six months ended June 30, 1996 on a pro forma basis to give effect to the conversion of the redeemable preferred stock as a result of the proposed public offering discussed in Note 8. The calculation of earnings per share reflects the conversion of the preferred stock as if it occurred on January 1, 1995. Earnings per share are not presented for prior periods since the Company does not believe historical earnings per share are meaningful as a result of changes in the Company's capital structure contemplated by the proposed public offering.

     The weighted average number of common shares outstanding used in computing the pro forma net loss per common share for the year ended December 31, 1995 and the six months ended June 30, 1996 was adjusted for the effects of the application of Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 83. Pursuant to SAB No. 83, common stock issued by the Company at a price less than the initial public offering price during the twelve months immediately preceding the initial filing of the offering contemplated by this Prospectus, together with common stock purchase warrants and options issued during such period with an exercise price less than the initial public offering price, are treated as outstanding for all periods presented. Earnings (loss) per share are computed using a treasury stock method, under which the number of shares outstanding reflects an assumed use of the proceeds from the issuance of such shares and from the assumed exercise of such warrants and options, to repurchase shares of the Company's common stock at the initial public offering price.

  Interim Financial Information

     The financial statements as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 are unaudited but include all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position, results of operations and cash flows for the interim periods. Results for the interim period ended June 30, 1996 are not necessarily indicative of results for the entire year.

  Recent Accounting Standards

     SFAS No. 121. In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that certain long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The adoption of this pronouncement is not expected to have a significant effect on the Company's financial statements.

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     SFAS No. 123. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which allows the choice of either the intrinsic value method or the fair value method of accounting for employee stock options. The Company has selected the option to continue the use of the current intrinsic value method.

  Presentation of Prior Year Data

     Certain reclassifications have been made to conform prior year data with the current presentation.

2. DEFERRED COSTS

     Deferred costs are summarized as follows:

                                                                DECEMBER 31,
                                                            --------------------    JUNE 30,
                                                              1994        1995        1996
                                                            --------    --------    ---------
    Patent rights.........................................  $107,201    $132,207    $ 175,409
    Trademarks............................................    40,582      43,082       44,780
    Licensing costs.......................................    18,962      18,962       18,962
    Organization costs....................................     1,133       1,133        1,133
    Offering costs........................................        --          --      283,559
                                                            --------    --------     --------
                                                             167,878     195,384      523,843
    Less: Accumulated amortization........................    12,383      23,227       30,374
                                                            --------    --------     --------
                                                            $155,495    $172,157    $ 493,469
                                                            ========    ========     ========

3. REDEEMABLE PREFERRED STOCK

     In January 1996, the Company issued 500,000 units at $4.00 per unit, each consisting of 1.103 shares of 5% convertible preferred stock (the "Series A Preferred Stock") and 1 common stock purchase warrant, exercisable at $5.75 per share. In April 1996, the Company issued an additional 6,250 units at $4.00 per unit. The Company received proceeds of $1,904,000, net of expenses, for these issuances.

     The Series A Preferred Stock may be redeemed by the holder of the shares on the seventh anniversary of the issuance at a redemption price of $8.00 per share. Each holder of the Series A Preferred Stock has the right to convert the preferred shares into shares of common stock, on a stock-for-stock basis. The Series A Preferred Stock becomes mandatorily converted into common stock upon
(i) the consummation of a public offering at a price of at least $7.00 per share or, (ii) a merger, consolidation or sale of substantially all of the assets of the Company, which results in the Company or its common stockholders receiving consideration per share of at least $7.00 per share.

     In connection with the placement of the transaction, the Company issued warrants to purchase 100,000 shares at an exercise price of $4.80 and 23,750 shares at $3.60 per share, which expire January 23, 2003.

4. STOCKHOLDERS' EQUITY

     In November 1992, the Board of Directors amended the Company's Certificate of Incorporation to increase the number of authorized common shares from 15,000 shares to 3,000,000 shares and effected a 100-for-one stock split. The Company effectuated a 1.19688-for-one reverse stock split of its common stock in July 1993, a one-for-1.65068 stock split of its common stock in September 1994 and a three-for-one stock split in June 1995. All common shares, common stock options and price per share information disclosed in the financial statements and notes thereto have been adjusted to give retroactive effect for these stock splits. The

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

Board of Directors amended the Company's Certificate of Incorporation to increase the Company's authorized shares of common stock from 3,000,000 to 20,000,000.

     In December 1992, 9,792 shares of stock were issued for services performed by unrelated parties. In September 1993, November 1993 and January 1994, an additional 4,545 shares, 12,723 shares and 14,538 shares, respectively, were issued for services performed by unrelated parties. In May and June 1995, an additional 105,000 shares and 3,000 shares, respectively, were issued for services performed by unrelated parties. In January 1996, an additional 6,706 shares were issued for services performed by unrelated parties. Common stock issued for services was valued at the estimated fair value of the stock issued.

     In January 1993, the Company issued an aggregate 293,619 shares of its common stock to private investors, officers and directors of the Company for the aggregate consideration of $900,000.

     In September 1994, the Company sold 118,125 shares of common stock and warrants to purchase 59,064 shares of common stock at an exercise price of $1.33 per share for an aggregate amount of $157,500.

     In May 1995, the Company issued an aggregate 93,750 shares of its common stock and warrants to purchase 93,750 shares of common stock at an exercise price of $1.33 per share to private investors, officers and directors of the Company for an aggregate consideration of $125,000.

     On various dates through December 31, 1995, the Company issued an aggregate 648,723 shares of its common stock pursuant to a private placement memorandum dated June 20, 1995 to private investors, officers and directors of the Company for an aggregate consideration of $2,504,672, net of expenses. In connection with the private placement, the Company authorized the issuance of warrants to purchase 26,276 shares of common stock at an exercise price of $4.00 per share, and 1,562 shares of common stock at an exercise price of $3.60 per share, which expire December 14, 2000, to representatives in the offering.

  Stock Option Plan

     In 1993, the Company adopted the 1993 Stock Option Plan (the "Option Plan"). The Option Plan provides for the grant of options to qualified employees (including officers and directors) of the Company to purchase an aggregate of 1,500,000 shares of common stock. The Option Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Compensation Committee") whose members are not entitled to receive options under the Option Plan (excluding options granted exclusively for directors' fees). Options granted under the Plan may or may not be "incentive stock options" as defined in the Internal Revenue Code ("Incentive Options") depending upon the terms established by the Compensation Committee at the time of grant. The exercise price shall not be less than the fair market value of the Company's common stock as of the date of grant (110% of the fair market value if the grant is an Incentive Option to an employee who owns more than 10% of the Company's outstanding common stock). Options granted under the Plan are subject to a maximum term of 10 years.

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     A summary of activity for the Company's Plan, including those options granted pursuant to the terms of certain employment and other agreements (see
Note 6), is as follows:

                                                                                  EXERCISE PRICE
                                                                 OPTION SHARES    RANGE PER SHARE
                                                                 -------------    ---------------
    Balance, December 31, 1992...............................             --                 --
    Granted..................................................        348,036        $3.06-$3.68
    Exercised................................................             --                 --
    Cancelled................................................             --                 --
                                                                   ---------        -----------
    Balance, December 31, 1993...............................        348,036        $3.06-$3.68
    Granted..................................................         32,451        $1.33-$4.40
    Exercised................................................             --                 --
    Cancelled................................................             --                 --
                                                                   ---------        -----------
    Balance, December 31, 1994...............................        380,487        $1.33-$4.40
    Granted..................................................        937,081        $1.33-$4.00
    Exercised................................................             --                 --
    Cancelled................................................       (108,762)       $3.06-$3.68
                                                                   ---------        -----------
    Balance, December 31, 1995...............................      1,208,806        $1.33-$4.40
    Granted..................................................             --                 --
    Exercised................................................             --                 --
    Cancelled................................................             --                 --
                                                                   ---------        -----------
    Balance, June 30, 1996...................................      1,208,806        $1.33-$4.40
                                                                   =========        ===========

     All of the issued and outstanding options are exercisable.

5. INCOME TAXES

     The Company's net operating loss carryforwards and deferred tax asset account are summarized as follows:

                                                                     NET OPERATING LOSS    DEFERRED TAX
                                                                       CARRYFORWARDS          ASSET
                                                                     ------------------    ------------

    1994..........................................................       $1,132,000          $453,000
    1995..........................................................        2,193,000           877,000
                                                                         ==========          ========

     The deferred tax asset has been fully reserved by a valuation allowance of the same amount.

     The net operating loss carryforwards will expire if not used by the period from 2007 through 2010 and may be limited by United States federal tax law as a result of future changes in ownership.

6. COMMITMENTS

Leases

     The Company leases office facilities in New York from a related party and laboratory facilities in New Jersey. The lease for the laboratory facilities includes provisions requiring the Company to pay a proportionate

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

share of the increase in real estate taxes and operating expenses over base period amounts. The minimum rents for the leased property for subsequent years are as follows:

                             YEAR ENDING DECEMBER 31,
    --------------------------------------------------------------------------
    1996......................................................................   $ 76,000
    1997......................................................................     49,000
    1998......................................................................     52,000
                                                                                 --------
                                                                                 $177,000
                                                                                 ========

     Rent expense for the years ended December 31, 1994 and 1995 was $34,155 and $35,500, respectively. For the six months ended June 30, 1995 and 1996, rent expense was $17,730 and $41,802, respectively, and $119,257 for the period from June 9, 1992 (inception) to June 30, 1996.

  Patent License Agreements

     In June 1992, the Company entered into a patent licensing agreement with the ADAHF, the holder and/or the applicant for the patents for the Amorphous Calcium Compounds ("ACC"). The agreement, as modified, grants the Company the exclusive United States license to manufacture and sell dentifrices, chewing gum, food and confection formulated according to the patented process in return for royalty payments to the licensor. In November 1992, the Company entered into an exclusive international patent licensing agreement which, as modified, granted the Company patent license rights in Austria, Belgium, Canada, China, Denmark, France, Germany, Greece, Ireland, Italy, Japan, Luxembourg, Monaco, the Netherlands, Portugal, Spain, Sweden, Switzerland, Liechtenstein, Taiwan and the United Kingdom. The grants extend to improvements in patent compounds and utilities in dentifrices, chewing gum, food and confectionery products developed by the ADAHF.

     The exclusive United States license has been granted for an initial term from the date of the agreement until three years following the physical and chemical stabilization of the formula in a commercially viable product, and following the first Food and Drug Administration ("FDA") approval necessary to market any ACC products in their commercially viable form to professionals or the general public. The foreign license expires upon the earlier of the termination of the United States license or the expiration of the foreign patents licensed thereunder. The licenses are renewable in four year increments for the life of the ACC patents subject to minimum royalty payment terms, and transferable under certain conditions with the prior written consent of the licensor, which consent may not be unreasonably withheld. The licenses are subject to cancellation in the event the Company fails to comply with its terms and conditions, including payment of royalties and other amounts due thereunder.

     The Company was also granted an option and right of first refusal, as amended, for a limited license under future patents and patent applications for ACC for all territories not included within the licensed territories under the foreign patent license, with respect to dentifrices, chewing gum, food and confection. Before granting such a license to third parties, the ADAHF must first offer the license to the Company on the terms consistent with the foreign license agreement. To the extent the ADAHF has not granted the license to a third party due to the Company's failure to exercise its right of first refusal, the Company has the option to receive a license in any of such territories with the terms consistent with the foreign license agreement.

     In consideration for the grant of the exclusive United States license, the Company is required to make royalty payments of four percent of net sales, subject to minimum royalty payments of $7,000 in 1994 and each subsequent year. In consideration for the grant of foreign patent rights, the Company is required to pay seven percent of net sales and four percent in a joint venture and bear the costs of prosecution of foreign patent

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

applications. However, to the extent the ADAHF grants a foreign license to a third party to use ACC in products other than dentifrices, chewing gum, food and confection, then such third party must share with the Company the costs associated with the foreign patent applications. If the Company sublicenses a foreign patent, it will pay to the ADAHF twenty-five percent of the gross income resulting from such sublicense actually received by the Company.

7. EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company has entered into a five-year employment agreement for the services of a Chairman of the Board of Directors and Chief Executive Officer commencing January 1, 1994. The agreement, as amended, provides for an annual salary of $75,000 (increasing to $175,000 upon the Company's attaining certain levels of cash balances or earlier as mutually agreed upon), subject to adjustment, as well as 50% of all amounts allocated by the Board of Directors to the Company's Incentive Compensation Program, as defined below. The agreement also provides for a lump-sum payment equal to either 2.9 or 2.5 times the officer's annual base salary in the event of a change in control of the Company that is opposed by the officer, depending on whether the change in control is approved by a majority of the Board of Directors. The Company has granted this officer an option to purchase 450,000 shares of common stock at an exercise price of $3.00 per share.

     The Company has entered into an employment agreement for the services of a President and Chief Operating Officer commencing upon the Company achieving certain levels of cash balances. The agreement provides for an annual salary of $150,000, subject to adjustment, as well as 15% of all amounts allocated by the Board of Directors to the Company's Incentive Compensation Program, as defined below. In addition, the Company has granted this individual an option to purchase 99,000 shares of common stock as of the commencement of the term of the employment agreement at an exercise price of $3.00 per share which expires seven years from the date of grant. If the Company elects to terminate the agreement, six months' severance pay including all salary and benefits is due. Prior to the commencement of the agreement, this individual was retained on a consulting basis for $3,000 per month plus, for the period from July 1994 through July 1995, 3,000 options per month at an exercise price of $1.33 per share. Effective November 1, 1995, the consulting fee was increased to $4,000 per month.

     The Company entered into a one-year renewable consulting agreement (the "Consulting Agreement") for assistance on all aspects of the testing and development of the Company's products, and in obtaining all required approvals by the FDA. During 1994 and 1995, the Company incurred fees and expenses of approximately $69,000 and $37,000, respectively, for research and testing performed pursuant to this agreement. In addition, the following nonqualified stock options were issued pursuant to the Option Plan as part of the Consulting
Agreement: an option to purchase 54,381 shares of common stock effective July 22, 1993 and expiring July 21, 1998 at an exercise price of $1.86 per share and an option to purchase 54,381 shares of common stock effective July 22, 1993 and expiring July 21, 1998 at an exercise price of $2.67. In May 1995, the Company entered into a three-year employment agreement with the sole owner of the entity that holds the Consulting Agreement to become the Company's Vice President-Product Development/Operations and Secretary. This agreement, which replaced the Consulting Agreement, provides for annual compensation of $105,000 in the first year, $115,000 in the second year and $125,000 in the third year, subject to adjustment, as well as 12.5% of all amounts allocated by the Board of Directors to the Company's Incentive Compensation Program, as defined below. The options granted pursuant to the Consulting Agreement were cancelled pursuant to the employment agreement and regranted to the officer at an exercise price of $1.33 per share. In addition, the Company has granted this individual an option to purchase 90,000 shares of common stock as of the commencement of the term of the employment agreement at an exercise price of $1.33 per share which expires seven years from the date of grant.

                                 ENAMELON, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     The Company has entered into a two-year employment agreement commencing January 1995 for the services of a Vice-President of Technology and Clinical Research. The agreement provides for an annual salary of $135,000, as well as 5% of all amounts allocated by the Board of Directors to the Company's Incentive Compensation Program. In addition, the Company has granted this individual an option to purchase 150,000 shares of common stock at an exercise price of $1.33 per share, which expires ten years from the date of grant.

     The Company has entered into an employment agreement commencing August 1996 for the services of a Vice President-Finance and Chief Financial Officer. The agreement provides for an annual salary of $89,000, as well as not less than 5% of all amounts allocated by the Board of Directors to the Company's Incentive Compensation Program, as defined below. In addition, the Company has granted this individual an option to purchase 25,000 shares of the Company's common stock at an exercise price equal to the public offering price or $8.00 per share if the public offering is not consummated by January 1, 1997, which expires five years from the date of the grant. The option to purchase half of the shares vests on the first anniversary of employment and the balance vests on the second anniversary. If the Company elects to terminate this agreement, six months' severance pay, including all salary and benefits, is due. In the event of a change in control of the Company, the individual will be entitled to receive one year's compensation, including all salary and benefits, if the agreement is terminated by either the Company or the individual.

     The Company has established a five-year incentive compensation program (the "Incentive Compensation Program") for certain of its officers and key employees. The Incentive Compensation Program provides for the establishment of a yearly pool, commencing with the effective date of a proposed initial public offering, equal to 5% of the Company's net income before expenses pursuant to the Incentive Compensation Program, taxes and extraordinary items ("Plan Net Income"). For the subsequent four fiscal years, such pool shall only be established in the event that the Company's Plan Net Income equals or exceeds by at least 5% the Company's Plan Net Income for the prior fiscal year.

8. PROPOSED PUBLIC OFFERING

     In May 1996, the Company entered into an agreement with an underwriter in connection with a proposed public offering of the Company's common stock. The offering is expected to be consummated in the third quarter of 1996 at a minimum offering price of $7.00 per share. The automatic conversion of the outstanding Series A Preferred Stock upon the consummation of the proposed public offering has been reflected in the pro forma balance sheet as of June 30, 1996.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL             , 1996 ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             -----
Prospectus Summary.........................      3
Risk Factors...............................      6
Use of Proceeds............................     14
Dividend Policy............................     14
Capitalization.............................     15
Dilution...................................     16
Selected Financial Data....................     17
Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations............................     18
Business...................................     21
Management.................................     31
Principal Stockholders.....................     38
Certain Transactions.......................     38
Description of Securities..................     39
Shares Eligible for Future Sale............     40
Underwriting...............................     42
Legal Matters..............................     43
Experts....................................     43
Additional Information.....................     44
Glossary...................................     45
Index to Financial Statements..............    F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                      LOGO

                                2,000,000 SHARES

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                             RODMAN & RENSHAW, INC.

                              GKN SECURITIES CORP.
                                        , 1996

------------------------------------------------------
------------------------------------------------------

                                   APPENDIX I

     This Registration Statement contains spaces for the following graphic and image materials:

                               INSIDE FRONT COVER

TEXT:

Heading centered:            How Enamelon toothpaste will fight tooth decay.

FIRST ILLUSTRATION:          Cross section of a tooth showing enamel and dentin.
                             Arrows indicating calcium and phosphate leaving tooth enamel.

                             Line going from location on tooth enamel where calcium and phosphate are leaving to a magnified photograph of tooth enamel showing a dark spot where calcium and phosphate have been reduced.

Text accompanying first
  illustration:              DEMINERALIZATION
                             Early tooth decay begins with the loss of calcium and phosphate and other minerals. This weakens tooth enamel.

                             This photo, magnified 250 times, illustrates the mineral loss in the demineralized area (between the dark zone and the outer tooth surface).

SECOND ILLUSTRATION:         Same cross section of a tooth showing calcium,
                             phosphate and fluoride entering the tooth.

                             Line going from location on tooth enamel where calcium, phosphate, and fluoride are entering tooth to a magnified photograph of tooth enamel showing consistent white enamel with no dark spots.

Text accompanying second
  illustration:              REMINERALIZATION
                             The new Enamelon toothpaste with the active ingredient sodium fluoride will strengthen teeth by enhancing tooth remineralization.

                             This photo, magnified 250 times, indicates that using Enamelon toothpaste with the active ingredient sodium fluoride will facilitate the process by which minerals such as calcium and phosphate are introduced into the teeth.

Additional text at the end
of the illustration below
  the blue background and
  above the "Stabilization"
  language:                  These are photographs of cross sections of
                             different samples of similarly demineralized tooth enamel that were taken in connection with the Company's in vitro testing at the Indiana
                             University Oral Health Research Institute. The remineralized area was subjected to fifteen testing cycles over three days under conditions that simulated typical conditions in the human mouth.

                               INSIDE BACK COVER

TEXT: The Enamelon patent pending dual chamber toothpaste tube dispenses fluoride toothpaste that enhances tooth remineralization.

ILLUSTRATIONS:               Mock up of box for Enamelon toothpaste.

                             Illustration of toothpaste being squeezed from the tube onto a toothbrush.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates (except for the SEC and the NASD filing fees).

        SEC filing fee.................................................   $ 8,758.62
        NASD, Inc. filing fee..........................................     2,800.00
        NASDAQ listing fee.............................................    34,500.95
        Transfer agent's fee...........................................     5,000.00
        Printing and engraving expenses................................   125,000.00
        Legal fees and expenses........................................   250,000.00
        Blue sky filing fees and expenses (including counsel fees).....    30,000.00
        Accounting fees and expenses...................................   100,000.00
        Miscellaneous expenses.........................................    43,940.43
                                                                          ----------
                  Total................................................   $600,000.00
                                                                          ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's By-laws provide that the Registrant will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.

     The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Reference is made to Section 7 of the Underwriting Agreement (Exhibit 1.1 to this Registration Statement) which provides for indemnification by the Underwriters and their controlling persons, on the one hand, and of the Registrant and its controlling persons on the other hand, against certain civil liabilities, including liabilities under the Securities Act.

     The Registrant has applied for a director and officer liability insurance policy, under which each director and certain officers of the Company would be insured against certain liabilities.

ITEM 15.  RECENT SALE OF UNREGISTERED SECURITIES.

     Effective November 30, 1992, the Company effectuated a 100-for-one stock split of its Common Stock. In July 1993, the Company effectuated a 1.19688-for-one stock split of its Common Stock. In September 1994, the Company effectuated a one-for-1.65068 stock split of its Common Stock. In June 1995, the Company effectuated a three-for-one stock split of its Common Stock. All of the following information regarding the issuance of shares of the Company's Common Stock has been adjusted, where appropriate, to reflect such stock splits. Since June 1992, the Registrant has sold the following securities without registration under the Securities Act:

          (1) In June 1992, the Registrant sold 3,132,408 shares of its Common Stock in consideration of $14,400 ($.005 per share) to Dr. Steven R. Fox, Chairman of the Board of Directors of the Registrant. In December 1992, the Registrant sold an aggregate of 133,782 shares of its Common Stock to three persons for the aggregate consideration of $615 ($.005 per share). Eric D. Horodas and Richard A. Gotterer, Directors of the Registrant, each acquired 65,259 shares of Common Stock.

          (2) In December 1992, the Registrant sold an aggregate of 65,268 shares of its Common Stock to six unaffiliated persons in consideration for $100,000 ($1.53 per share).

          (3) In December 1992, the Registrant sold an aggregate of 9,792 shares of its Common Stock to two unaffiliated persons in consideration for services rendered to the Registrant valued at $29,970 ($3.06 per share).

          (4) In January 1993, the Registrant sold an aggregate 293,619 shares of its Common Stock to 58 persons for an aggregate consideration of $900,000 ($3.06 per share). Albert M. Goldstein, formerly a director of the Registrant, subscribed for and purchased 4,077 shares of the Registrant's Common Stock in such transaction.

          (5) In September 1993, the Registrant sold 4,545 shares of its Common Stock to one unrelated person in consideration for services rendered to the Registrant, valued at $16,680 ($3.66 per share).

          (6) In November 1993, the Registrant sold 12,723 shares of its Common Stock to Snow Becker Krauss P.C. in consideration for services rendered to the Registrant, valued at $46,685 ($3.66 per share). In January 1994, the Registrant sold 14,538 shares of its Common Stock to Snow Becker Krauss P.C. in consideration for services rendered to the Registrant, valued at $64,000 ($4.40 per share). In May 1995, the Registrant sold 105,000 shares of its Common Stock to SBK Investment Partners, a partnership consisting of members of Snow Becker Krauss P.C. in consideration for services rendered to the Registrant, valued at $139,650 ($1.33 per share).

          (7) In September 1994, the Registrant sold an aggregate of 118,125 shares of its Common Stock and Warrants to purchase 59,064 shares of Common Stock at an exercise price of $1.33 a share to 6 unaffiliated persons, for an aggregate consideration of $157,500 ($1.33 per share ascribing no value to the Warrants).

          (8) In May 1995, the Registrant sold an aggregate of 93,750 shares of its Common Stock and Warrants to purchase 93,750 shares of Common Stock at an exercise price of $1.33 a share to 8 persons, for an aggregate consideration of $125,000 ($1.33 per share ascribing no value to the Warrants). Eric Horodas, a Director of the Registrant, acquired 9,375 shares of Common Stock and 9,375 Warrants.

          (9) In June 1995 the Registrant sold an aggregate of 3,000 shares of its Common Stock to an unrelated party in consideration for services rendered to the Registrant, valued at $8,045 ($2.68 per share).

          (10) In August through December 1995, the Registrant sold an aggregate of 648,723 shares of its Common Stock to an aggregate of 112 unaffiliated persons, for an aggregate consideration of $2,594,892 ($4.00 per share).

          (11) In connection with the offering in 15(10) above, the Registrant authorized the issuance of warrants to purchase an aggregate of 26,276 shares of Common Stock at an exercise price of $4.00 per share, and 1,562 shares of Common Stock at an exercise price of $3.60 per share.

          (12) In January 1996 the Registrant sold an aggregate of 6,706 shares of its Common Stock to an unrelated party in consideration for services rendered to the Registrant, valued at $26,824 ($4.00 per share).

          (13) In January 1996, the Registrant sold an aggregate of 500,000 Units to an aggregate of 19 unaffiliated persons, for an aggregate consideration of $2,000,000 ($4.00 per Unit). Each Unit consisted of 1.103 shares of 5% Convertible Preferred Stock and 1 Common Stock Purchase Warrant, exercisable at $5.75 per share.

          (14) In connection with the placement of the offering in 15(13) above, the Registrant authorized the issuance of warrants to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $4.80 per share, and 23,750 shares of Common Stock at an exercise price of $3.60 per share.

          (15) In April 1996, the Registrant sold an aggregate of 6,250 Units to an unrelated party, for an aggregate consideration of $25,000 ($4.00 per Unit). Each Unit consisted of 1.103 shares of 5% Convertible Preferred Stock and 1 Common Stock Purchase Warrant, exercisable at $5.75 per share.

     The issuances described in paragraphs 15(1), (3), (5), (6), (11), (12), and
(14) above were made in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The issuances described in paragraphs 15(2) and (9) above were made in reliance upon the exemption from the registration requirements of the Securities Act provided by
Section 4(2) and Rule 506 of Regulation D promulgated thereunder. The issuances described in paragraphs 15(4) and 15(7), (8), (10), (13) and (15) above were made to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act for transactions by an issuer not involving a public offering provided by Section 4(6) of the Securities Act and Regulation D promulgated thereunder. The recipients of the securities in each of the above transactions represented their intentions to acquire the securities for investment only and not with a view to or a sale in connection with any distribution thereof. Allen & Company Incorporated acted as the placement agent for the issuances described in paragraph 15(13) above and received a fee of 100,000 warrants described in 15(14). Claremont York Capital acted as a finder in such transaction and received 23,750 warrants as described in 15(14). No underwriter or underwriting discount or commission was involved in any other issuance.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     The following Exhibits are filed herewith and made a part hereof.


 1.1   --  Form of Underwriting Agreement.*
 3.1   --  Certificate of Incorporation of the Registrant, as amended.*
 3.2   --  Amended and Restated By-laws of the Registrant.*
 4.1   --  Specimen Copy of Stock Certificate for shares of Common Stock.
 4.2   --  Form of Warrant to be issued to the Representatives.*
 4.3   --  Form of Registration Rights Agreement between the Registrant and certain purchasers of Units.*
 5.1   --  Securities Opinion of Snow Becker Krauss P.C.*
10.1   --  Restated Patent License Agreement by and between the Registrant and the
           American Dental Association Health Foundation dated as of June 24, 1992.*
10.2   --  Amendment Agreement by and between the Registrant and the American Dental
           Association Health Foundation dated as of June 12, 1995.*
10.3   --  Restated Foreign Patent License Agreement by and between the Registrant and the American Dental Association Health Foundation dated as of
           November 18, 1992.*
10.4   --  Foreign License Amendment Agreement by and between the Registrant and the
           American Dental Association Health Foundation dated as of June 14, 1995.*
10.5   --  The Registrant's 1993 Stock Option Plan.*
10.6   --  The Registrant's Incentive Compensation Plan.*
10.7   --  Employment Agreement between the Registrant and Dr. Steven R. Fox, as amended as of June 15, 1996.*

10.8   --  Amended and Restated Employment Agreement between the Registrant and
           D. Brooks Cole dated as of June 1, 1995.*
10.9   --  Employment Agreement between the Registrant and Norman Usen and
           Nu-Products dated as of May 1, 1995.*
10.10  --  Employment Agreement between the Registrant and Anthony E. Winston dated as of January 17, 1995.*
10.11  --  Employment Agreement between the Registrant and Edwin Diaz dated as of
           July 29, 1996.
10.12  --  Lease Agreement with Elaine Fox dated December 19, 1995.*
10.13  --  Lease Agreement with Unum Life Insurance Company of America dated
           December 27, 1993.*
10.14  --  Lease Agreement with East Brunswick Woods Associates, L.P. dated
           November 1995.*
23.1   --  The consent of Snow Becker Krauss P.C. is included in Exhibit 5.1.
23.2   --  The consent of BDO Seidman, LLP, independent certified public accountants, is included in Part II of this Registration Statement.
23.3   --  Consent of Bruce R. Schemehorn, M.S., scientist who directed the in vitro studies.*
23.4   --  Consent of Dr. Jason M. Tanzer, scientist who directed the in vivo studies.*
24.1   --  Powers of Attorney (included on the signature page of this Registration
           Statement).
---------------
*    Previously filed.


     (b) Financial Statement Schedule

     All other schedules have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

          (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

             (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (d) The undersigned Registrant hereby undertakes that (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and that offering of such securities at that time shall be deemed the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF YONKERS, STATE OF NEW YORK, ON THE 22ND DAY OF OCTOBER 1996.


                                                                ENAMELON, INC.
                                                         By:        /s/ DR. STEVEN R.
                                                                      FOX
                                                 ---------------------------------------------
                                                              DR. STEVEN R. FOX,
                                                      CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                            CHIEF EXECUTIVE OFFICER
                                                         (PRINCIPAL EXECUTIVE OFFICER)

                               POWER OF ATTORNEY

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED:


                SIGNATURE                                TITLE                      DATE
------------------------------------------  --------------------------------  -----------------
          /s/  DR. STEVEN R. FOX            Chairman of the Board of           October 22, 1996
------------------------------------------    Directors and Chief Executive
           (DR. STEVEN R. FOX)                Officer (Principal Executive
                                              Officer )
             /s/  EDWIN DIAZ                Vice President - Finance, Chief    October 22, 1996
------------------------------------------    Financial Officer and
               (EDWIN DIAZ)                   Treasurer
                    *                       Director                           October 22, 1996
------------------------------------------
           (DR. BERT D. GASTER)
                    *                       Director                           October 22, 1996
------------------------------------------
          (RICHARD A. GOTTERER)
                    *                       Director                           October 22, 1996
------------------------------------------
            (ERIC D. HORODAS)
                    *                       Director                           October 22, 1996
------------------------------------------
            (DR. S.N. BHASKAR)
        *By:     /s/ DR. STEVEN R.
                   FOX
------------------------------------------
           (DR. STEVEN R. FOX,
             ATTORNEY-IN-FACT
             FOR EACH OF THE
           ABOVE-NAMED PERSONS)

                               CONSENT OF COUNSEL

     The consent of Snow Becker Krauss P.C. is contained in its opinion which was filed as Exhibit 5.1 to this Registration Statement.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 2 to the Registration Statement of our report dated April 5, 1996, relating to the financial statements of Enamelon, Inc., which is contained in that Prospectus.

     We also consent to the reference to us under the caption 'Experts' in the Prospectus.

                                          BDO SEIDMAN, LLP

New York, New York

October 22, 1996

                               INDEX TO EXHIBITS


                                                                                      SEQUENTIALLY
                                                                                        NUMBERED
 EXHIBIT                                 DESCRIPTION                                      PAGE
---------- ------------------------------------------------------------------------   ------------
 1.1   --  Form of Underwriting Agreement.*
 3.1   --  Certificate of Incorporation of the Registrant, as amended.*
 3.2   --  Amended and Restated By-laws of the Registrant.*
 4.1   --  Specimen Copy of Stock Certificate for shares of Common Stock.
 4.2   --  Form of Warrant to be issued to the Representatives.*
 4.3   --  Form of Registration Rights Agreement between the Registrant and certain purchasers of Units.*
 5.1   --  Securities Opinion of Snow Becker Krauss P.C.*
10.1   --  Restated Patent License Agreement by and between the Registrant and the
           American Dental Association Health Foundation dated as of June 24,
           1992.*
10.2   --  Amendment Agreement by and between the Registrant and the American
           Dental Association Health Foundation dated as of June 12, 1995.*
10.3   --  Restated Foreign Patent License Agreement by and between the Registrant and the American Dental Association Health Foundation dated as of
           November 18, 1992.*
10.4   --  Foreign License Amendment Agreement by and between the Registrant and the American Dental Association Health Foundation dated as of June 14,
           1995.*
10.5   --  The Registrant's 1993 Stock Option Plan.*
10.6   --  The Registrant's Incentive Compensation Plan.*
10.7   --  Employment Agreement between the Registrant and Dr. Steven R. Fox, as amended as of June 15, 1996.*
10.8   --  Amended and Restated Employment Agreement between the Registrant and
           D. Brooks Cole dated as of June 1, 1995.*
10.9   --  Employment Agreement between the Registrant and Norman Usen and Nu-
           Products dated as of May 1, 1995.*
10.10  --  Employment Agreement between the Registrant and Anthony E. Winston dated as of January 17, 1995.*
10.11  --  Employment Agreement between the Registrant and Edwin Diaz dated as of
           July 29, 1996.
10.12  --  Lease Agreement with Elaine Fox dated December 19, 1995.*
10.13  --  Lease Agreement with Unum Life Insurance Company of America dated
           December 27, 1993.*
10.14  --  Lease Agreement with East Brunswick Woods Associates, L.P. dated
           November 1995.*
23.1   --  The consent of Snow Becker Krauss P.C. is included in Exhibit 5.1.
23.2   --  The consent of BDO Seidman, LLP, independent certified public accountants, is included in Part II of this Registration Statement.
23.3   --  Consent of Bruce R. Schemehorn, M.S., scientist who directed the in vitro studies.*
23.4   --  Consent of Dr. Jason M. Tanzer, scientist who directed the in vivo studies.*
24.1   --  Powers of Attorney (included on the signature page of this Registration
           Statement).


---------------


*    Previously filed.